Exhibit 2.6

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 20, 2013 by and among SYSOREX GLOBAL HOLDINGS CORP., a Nevada corporation (“Acquiror”), AIRPATROL CORPORATION, a Nevada corporation (“AirPatrol”), AIRPATROL ACQUISITION CORP. I, a Nevada corporation and a wholly owned subsidiary of Acquiror (“Merger Sub I”), AIRPATROL ACQUISITION CORP. II, a Nevada corporation and a wholly owned subsidiary of Acquiror (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity  as the representative of the shareholders of AirPatrol (“Representative”).

RECITALS

A.

Under the terms and subject to the conditions of this Agreement, Acquiror, Merger Subs, AirPatrol and the Representative intend to enter into a business combination transaction such that the Merger Sub I, a wholly owned subsidiary of Acquiror, merges with and into AirPatrol.

B.

The Board of Directors of each of Acquiror, Merger Subs and AirPatrol has: (i) determined that the merger of Merger Sub I with and into AirPatrol with AirPatrol as the surviving corporation (“Merger I”),would be advisable and fair to, and in the best interests of, their respective shareholders, (ii) determined that immediately following the effectiveness of Merger I, the merger of AirPatrol with and into Merger Sub II with Merger Sub II as the surviving corporation (“Merger II” and together with Merger I, the “Transaction”), would be advisable and fair to, and in the best interests of, their respective shareholders and (iii) approved the Transaction upon the terms and subject to the conditions set forth in this Agreement in accordance with applicable Laws;

C.

The Boards of Directors of AirPatrol and Acquiror (i) have determined that the Transaction is consistent with, and in furtherance of, their respective long term business strategies and fair to, and in the best interest of, their respective shareholders, and (ii) have approved this Agreement, the Transaction and the other transactions contemplated by this Agreement.

D.

The Boards of Directors of Merger Subs have approved this Agreement, the Transaction and the other transactions contemplated by this Agreement.

E.

The parties to this Agreement (the “Parties”) intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

F.

The Parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the transactions contemplated hereby.

G.

As a condition to the Closing of the Transaction, and as inducement to the Acquiror’s willingness to enter into this Agreement, certain employees will enter into Employment Agreements, certain AirPatrol Shareholders who are AirPatrol employees will enter into Non-Competition Agreements (which shall be effective for the shorter of three years following the Closing Date and one year following termination of employment or, for such persons who are not residents of California, for one year following termination of employment, as applicable), and the Parties will enter into an Escrow Agreement for the holding of a portion of the Merger Consideration in escrow.

H.

For purposes of this Agreement capitalized terms shall have the meanings specified in attached Appendix 1.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the Parties hereby agrees as follows:

ARTICLE 1

MERGER

1.1

The Transaction.  As of the Effective Time of Merger I and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Chapter 92A of the Nevada Revised Statutes (“Nevada Law”), Merger Sub I shall be merged with and into AirPatrol, (a) the separate corporate existence of Merger Sub I shall cease, (b) AirPatrol shall continue as the surviving corporation (“Surviving Corporation I”) and shall continue its corporate existence under Nevada Law as a direct wholly owned Subsidiary of Acquiror and (c) all of the assets, properties, rights, privileges, powers and franchises of Merger Sub I will vest in Surviving Corporation I, and all of the debts, liabilities, obligations and duties of Merger Sub I will become the debts, liabilities, obligations and duties of Surviving Corporation I.  Immediately following the Effective Time of Merger I, and upon the terms and subject to the conditions of this Agreement, and in accordance with Nevada Law, Surviving Corporation I will be merged with and into Merger Sub II, pursuant to which (x) the separate existence of Surviving Corporation I shall cease, (y) Merger Sub II shall be the surviving corporation in Merger II (“Surviving Corporation II”) and shall continue its corporate existence under Nevada Law initially as a direct wholly owned Subsidiary of the Parent and (z) all of the assets, properties, rights, privileges, powers and franchises of Surviving Corporation I will vest in Surviving Corporation II, and all of the debts, liabilities, obligations and duties of Surviving Corporation I will become the debts, liabilities, obligations and duties of Surviving Corporation II.

1.2

Effective Time.  Unless this Agreement is earlier terminated pursuant to Section 10.1, the closing of the Transaction (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than the third (3rd) Business Day following satisfaction or waiver of the conditions set forth in Article 6 hereof, by electronic communication, unless another date is mutually agreed upon in writing by Acquiror and AirPatrol (the “Closing Date”).  The Parties shall cause Merger I to be completed by filing articles of merger of AirPatrol and Merger Sub with the Secretary of State of Nevada, in accordance with Section 92A.200 of the Nevada Law, in the form attached as Exhibit A-1 (“Articles of Merger I”).  Merger I shall become effective upon the filing of the Certificate of Merger I with the Secretary of State of the State of Nevada or at such later time as shall be agreed upon in writing by the Parties and specified in the Certificate of Merger I, which specified time shall be a time on the Closing Date.  The date and time when Merger I shall become effective is herein referred to as the “Effective Time of Merger I”.  Immediately after the Effective Time of Merger I, the Parties hereto shall cause Merger II to be consummated by filing articles of merger substantially in the form attached hereto as Exhibit A-2 (the “Articles of Merger II”) with the Secretary of State of the State of Nevada as soon as practicable on the Closing Date.  Merger II shall become effective upon the filing of the Articles of Merger II with the Secretary of State of the State of Nevada or at such later time as shall be agreed upon in writing by the Parties and specified in the Articles of Merger II, which specified time shall be a time on the Closing Date.  The date and time when Merger II shall become effective is herein referred to as the “Effective Time of Merger II”.  As between the Parties, risk of loss and the benefits of ownership of the consideration shall be transferred, and Merger I shall become effective, at such time as provided in Section 92A.240 of the Nevada Law.

1.3

Pre-Closing Deliverables.  No later than five (5) Business Days prior to the Closing Date (or such shorter time as may be permitted by the Acquiror), AirPatrol shall deliver to the Aquiror the following:

1.3.1

a draft of the Projected Closing Balance Sheet;

1.3.2

a draft Closing Spreadsheet, including any wire transfer instructions for each Person to whom Acquiror is making payment on behalf of AirPatrol and the AirPatrol Shareholders in respect of AirPatrol Indebtedness, Employee Transaction Related Expenses and Merger Expenses at the Closing;

1.3.3

a draft Consideration Certificate, including an estimate and calculation of AirPatrol’s Working Capital, AirPatrol Indebtedness, Unpaid Tax Obligations and Employee Obligations, in each case as of the Closing; and

1.3.4

copies of all assignment documents necessary to facilitate a transfer of       the patent applications and trademark applications owned by AirPatrol.

The items set forth above in this Section 1.3 shall be prepared by AirPatrol in good faith and shall represent AirPatrol’s best estimate of the amounts set forth therein as of the Closing.  Promptly after the Acquiror’s request, AirPatrol shall provide the Acquiror copies of the documents or instruments evidencing the amounts set forth thereon.  AirPatrol and the Acquiror shall work together in good faith to resolve prior to the Closing any disputes regarding the amounts set forth in the foregoing pre-closing deliverables.

1.4

Effect of the Transaction.  At the Effective Time of Merger I, the effect of Merger I shall be as provided in this Agreement, the Certificate of Merger I and the applicable provisions of Nevada Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of Merger I all the property, rights, privileges, powers and franchises of AirPatrol and Merger Sub I shall vest in Surviving Corporation I, and all debts, liabilities, obligations, restrictions, disabilities and duties of AirPatrol and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation I.  At the Effective Time of Merger II, the effect of Merger II shall be as provided in this Agreement, the Certificate of Merger II and the applicable provisions of Nevada Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of Merger II all the property, rights, privileges, powers and franchises of Surviving Corporation I and Merger Sub II shall vest in Surviving Corporation II, and all debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation I and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Surviving Corporation II.

1.5

Articles of Incorporation; Bylaws.

1.5.1

As of the Effective Time of Merger I, the articles of incorporation of AirPatrol, as in effect immediately prior to the Effective Time of Merger I, shall be the Articles of Incorporation of the Surviving Corporation I.  At the Effective Time of Merger I, the bylaws of the AirPatrol, as in effect immediately prior to the Effective Time of Merger I, shall be the bylaws of the Surviving Corporation I.  The articles of incorporation of Surviving Corporation II immediately after the Effective Time of Merger II shall be amended and restated in its entirety to be identical to the articles of incorporation of Surviving Corporation I, as in effect immediately prior to the Effective Time of Merger II, until thereafter amended in accordance with Nevada Law and as provided therein, and the bylaws of Surviving Corporation II immediately after the Effective Time of Merger II shall be amended and restated in its entirety to be identical to the bylaws of Surviving Corporation I, as in effect immediately prior to the Effective Time of Merger II, until thereafter amended in accordance with Nevada Law and as provided therein.

1.6

Officers and Directors.  The officers of AirPatrol immediately prior to the Effective Time of Merger I shall be the officers of the Surviving Corporation I at and after the Effective Time of Merger I, in each case until the earliest of their resignation or removal from office or their otherwise ceasing to be officers or until their respective successors are duly elected and qualified.  The individual(s) listed on Schedule 1.6 shall constitute the entire Board of Directors of the Surviving Corporation I at and after the Effective Time of Merger I, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation I.  The directors and officers of Surviving Corporation II immediately after the Effective Time of Merger II shall be the respective individuals who are directors and officers of Surviving Corporation I immediately prior to the Effective Time of Merger II.

1.7

Merger Consideration.  The aggregate merger consideration (“Merger Consideration”) payable by Acquiror to the holders of AirPatrol Common Stock and AirPatrol Preferred Stock (“AirPatrol Shareholders”) at the Closing shall be as follows: (a) the Cash Merger Consideration, (b) 4,000,000 shares of Acquiror Common Stock (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, recapitalization or like change with respect to Acquiror Common Stock occurring after the date of this Agreement and prior to the Effective Time of Merger I) (the “Stock Merger Consideration”), and (c) the Earnout Payment.  The number of shares of Stock Merger Consideration shall be rounded to the nearest whole share and no fractional shares shall be issued.  Acquiror and AirPatrol shall execute a certificate on the Closing Date to evidence their agreement with respect to the final calculation of the number of shares constituting the Stock Merger Consideration.

1.7.1

Cash Merger Consideration.  The Cash Merger Consideration shall be paid to each AirPatrol Shareholder in accordance with the percentage of the Merger Consideration to which each AirPatrol Shareholder is entitled as set forth in the Closing Spreadsheet.  “Cash Merger Consideration” means:

(a)

Ten million dollars ($10,000,000); minus

(b)

the amount by which Working Capital as determined and set forth in the Projected Closing Balance Sheet is less than $450,000; minus

(c)

any net increase in AirPatrol Indebtedness outstanding as of the date of the Closing (as set forth in the Consideration Certificate), in relation to total Indebtedness of AirPatrol reflected in the Balance Sheet as of September 30, 2013; minus

(d)

the aggregate of AirPatrol Merger Expenses as set forth in the Consideration Certificate; minus

(e)

the aggregate amount of all Employee Transaction Related Expenses as set forth in the Consideration Certificate; minus

(f)

the aggregate amount of all Employee Obligations, as set forth in the Consideration Certificate; minus

(g)

the outstanding unpaid principal and accrued interest under the secured and unsecured bridge promissory notes of AirPatrol identified on Schedule 1.7.1, which includes the Secured Note, after giving effect to all conversions thereof as of the date of Closing, and as set forth in the Consideration Certificate; minus

(h)

the total amount payable by AirPatrol to Persistent Systems, Inc. as of the date of Closing.

1.7.2

Series A Preferred Liquidation Preference. On the Closing Date, holders of outstanding shares of AirPatrol Preferred Stock (if any) shall have the right to receive, out of the Cash Merger Consideration, prior and in preference to the holders of AirPatrol Common Stock, an amount equal to (i) $0.281685 per share of AirPatrol Preferred Stock, plus (ii) accrued unpaid dividends with respect to such share (the “Series A Liquidation Preference Amount”).  In the event that the Cash Merger Consideration is not sufficient to pay the full Series A Liquidation Preference Amount, then the holders of outstanding shares of AirPatrol Preferred Stock shall have the right to receive, out of the Stock Merger Consideration, prior and in preference to the holders of AirPatrol Common Stock, a number of shares of Acquiror Common Stock valued at a price per share determined to be the lesser of $2.50 and the offering price for the public offering referenced in Sections 6.1.16 and 6.2.6 (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization or like change with respect to Acquiror Common Stock occurring after the date of this Agreement and prior to the of Merger I) equivalent to the Series A Liquidation Preference Amount minus the Cash Merger Consideration (the “Series A Stock Merger Consideration”).

1.7.3

Cash Merger Consideration to Holders of Common Stock of AirPatrol.  On the Closing Date, holders of outstanding shares of AirPatrol Common Stock shall have the right to receive, for each share of AirPatrol Common Stock then held, an amount in cash equal to (i) the Cash Merger Consideration, minus the Series A Liquidation Preference Amount (the “Common Cash Merger Consideration”) divided by (ii) the total number of shares of AirPatrol Common Stock outstanding on the Closing Date.

1.7.4

Stock Merger Consideration.  The 4,000,000 shares of Acquiror Common Stock (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization or like change with respect to Acquiror Common Stock occurring after the date of this Agreement and prior to the of Merger I) representing the Stock Merger Consideration will be paid as follows: (a) the Series A Stock Merger Consideration (if any) shall be paid to the holders of outstanding shares of AirPatrol Preferred Stock in accordance with Section 1.7.2, (b) a total of 2,400,000 shares of Acquiror Common Stock (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization or like change with respect to Acquiror Common Stock occurring after the date of this Agreement and prior to the Effective Time of Merger I) minus the Series A Stock Merger Consideration (the “Closing Shares”) shall be paid and issued to the AirPatrol Shareholders on the Closing Date in accordance with the percentage of the Merger Consideration to which each AirPatrol Shareholder is entitled as set forth in the Closing Spreadsheet, and (c) an additional 1,600,000 shares of Acquiror Common Stock (appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization or like change with respect to Acquiror Common Stock occurring after the date of this Agreement and prior to the Effective Time of Merger I) (“Holdback Shares”) shall be deposited by Acquiror into a holdback escrow account (“Escrow Account”) in accordance with the Escrow Agreement attached hereto as Exhibit F (“Escrow Agreement”).

1.7.5

Payout of Stock Merger Consideration at Closing.  At the Closing, the holders of outstanding shares of AirPatrol Common Stock shall have the right to receive a number of shares of Acquiror Common Stock equal to (x) the total number of Closing Shares, divided by (y) the total number of shares of AirPatrol Common Stock outstanding on the Closing Date; provided however, that no AirPatrol shareholder shall be entitled to any fractional shares, and all such fractional shares shall be rounded up to the next whole share.  Acquiror agrees to issue additional shares of its Common Stock as necessary to account for the rounding up of fractional shares.

1.7.6

Paying Agent.

(a)

The escrow agent appointed pursuant to the Escrow Agreement (“Escrow Agent”) shall act as the exchange agent (the “Paying Agent”) in the Transaction.

(b)

Prior to the Effective Time of Merger I, Acquiror shall enter into an agreement (the “Paying Agent Agreement”) with the Paying Agent (subject to AirPatrol’s reasonable review and approval), which shall provide that at the Closing Acquiror shall deposit with the Paying Agent an amount equal to the aggregate consideration payable by Acquiror pursuant to Section 1.7 less the Holdback Shares (the cash and securities to be deposited by Acquiror with the Paying Agent, the “Exchange Fund”).

(c)

Promptly following the Effective Time of Merger I, Acquiror shall cause the Paying Agent to mail to each holder of record (as of the Effective Time of Merger I) of a certificate or certificates which immediately prior to the Effective Time of Merger I represented shares of AirPatrol Preferred Stock or AirPatrol Common Stock (the “Certificates”), a Transmittal Letter in the form attached hereto as Exhibit C.  Subject to the other terms and conditions contained herein including satisfaction by the AirPatrol Shareholders of the requirements of this Section 1.7.6(c), following the Effective Time of Merger I, Acquiror shall cause the Paying Agent to pay to each AirPatrol Shareholder, within the time period specified in the Paying Agent Agreement (but not less than three (3) Business Days after satisfaction thereof), an amount equal to the consideration that such AirPatrol Shareholder is entitled to receive pursuant to Sections 1.7.1, 1.7.2, 1.7.3 and 1.7.4 at the Closing, less such amounts as are required to be deducted or withheld therefrom pursuant to Section 1.8.6.  Any such payments shall be conditioned on receipt by the Paying Agent of: (A) a Certificate or Certificates which immediately prior to the Effective Time of Merger I represented shares of AirPatrol Preferred Stock or AirPatrol Common Stock, and (B) a duly executed Transmittal Letter.

(d)

In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Acquiror shall, as promptly as practicable following the receipt by Acquiror of the foregoing documents, subject to the terms of this Section 1.7, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Merger Consideration represented by the lost, stolen or destroyed Certificate in exchange therefor which the AirPatrol Shareholder has the right to receive.  The board of directors of Acquiror may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Acquiror an indemnity agreement against any claim that may be made against Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.

(e)

Any portion of the Exchange Fund that remains undistributed to any AirPatrol Shareholders on the date that is twelve (12) months after the Closing Date shall, at the request of Acquiror, be delivered to Acquiror to be held in trust for the benefit of the applicable AirPatrol Shareholders.  If any AirPatrol Shareholder has not received the consideration owed to it hereunder prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body, any such portion of the Exchange Fund remaining unclaimed by such AirPatrol Shareholder immediately prior to such time shall, to the extent permitted by Law, become the property of the Acquiror free and clear of any claims or interest of any Person previously entitled thereto.

(f)

No action shall be necessary with respect to AirPatrol Options, AirPatrol Warrants, or Convertible Notes, all of which shall be cancelled for no consideration, or converted to AirPatrol Common Stock, without any action on the part of the holder thereof.

(g)

From and after the Effective Time of Merger I, no shares of AirPatrol Preferred Stock or AirPatrol Common Stock will be deemed to be outstanding, and holders of certificates formerly representing such AirPatrol Common Stock and AirPatrol Preferred Stock and each holder of any AirPatrol Options or AirPatrol Warrants shall cease to have any rights with respect thereto except as expressly provided herein or by Law.

(h)

At the Effective Time of Merger I, the stock transfer books of AirPatrol shall be closed and no transfer of AirPatrol Common Stock, AirPatrol Preferred Stock, AirPatrol Options, AirPatrol Warrants or Convertible Notes shall thereafter be made.  If, after the Effective Time of Merger I, Certificates formerly representing shares of AirPatrol Common Stock and AirPatrol Preferred Stock are presented to Acquiror or the Surviving Corporation I, they shall be cancelled and exchanged for the consideration payable with respect to such AirPatrol Common Stock or AirPatrol Preferred Stock (as applicable) in accordance with this Section 1.7.

1.7.7

Payments at Closing.  At the Closing, Acquiror shall make, or shall cause to be made, the following payments:

(a)

to each Person to whom any AirPatrol Merger Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all AirPatrol Merger Expenses in accordance with the Consideration Certificate;

(b)

to each Person to whom any Employee Transaction Related Expenses are owed, all sums necessary and sufficient to fully pay, discharge and satisfy all Employee Transaction Related Expenses in accordance with the Consideration Certificate;

(c)

to the Paying Agent, an amount equal to the Exchange Fund; and

(d)

to the Escrow Agent, the Holdback Shares, to hold and distribute in accordance with the terms of this Section 1.7 and the Escrow Agreement.

1.7.8

Earnout Payment.  If for the five quarter period ending March 31, 2015, the AirPatrol Net Income (defined below) meets or exceeds $3,500,000, Acquiror shall pay to the AirPatrol Shareholders a payment (“Earnout Payment”) equal to:

AirPatrol Net Income	x	$10,000,000
$5,000,000

provided, that the maximum Earnout Payment under this Section 1.7.8 shall be $10,000,000.  Subject to the allocation provisions in Section 1.7.9 below, the amount of the Earnout Payment to which the AirPatrol Shareholders are entitled shall be paid to the AirPatrol Shareholders within thirty (30) days after the completion of both (a) the audited consolidated financial statements for the year ending December 31, 2014, and (b) the unaudited interim consolidated financial statements for the quarter ending March 3,1, 2015, of the Acquiror and of AirPatrol as a consolidated entity, which shall be completed by May 15, 2015.  Acquiror will pay 50% of the Earnout Payment in the form of newly issued Acquiror Common Stock valued at the Fair Market Value of said stock on the date of the Earnout Payment (“Earnout Stock”), and the remainder in cash. Notwithstanding the foregoing, the Acquiror shall increase the percentage of the Earnout Payment to be paid in Earnout Stock if and to the extent necessary to preserve the tax-free status of the Transaction. For purposes of this Agreement, “Fair Market Value” of the Acquiror’s Common Stock shall mean the 20-trading-day trailing average closing price of Acquiror Common Stock if traded on a national exchange, or the 20-trading-day trailing volume weighted average price per share of Acquiror’s Common Stock if quoted on the OTC Markets; provided however that the Parties agree that for purposes of calculating Earnout Stock under this Section 1.7.8, Fair Market Value shall not be deemed to be below $2.50 per share or greater than $5.00 per share (subject to appropriate adjustment for any stock splits, stock combinations, recapitalizations or similar proportionately applied change to the Acquiror’s outstanding Common Stock occurring after the date of this Agreement and prior to disbursement of the Earnout Stock).  For purposes of this Agreement, “AirPatrol Net Income” for the year ending December 31, 2014 and the first quarter of 2015 shall mean AirPatrol’s aggregate earnings net of losses from operations, calculated as if it were being operated as a separate and independent corporation, after deduction of all appropriate expenses, charges, and reserves, federal, state, and local income, franchise or other taxes, interest, depreciation or amortization.  AirPatrol Net Income shall be determined in accordance with United Stated generally accepted accounting principles (“GAAP”) applied in a manner consistent with prior periods and audited by the independent certified public accountants engaged by Acquiror for purposes of its own audit (the “Accountants”); provided, however, that in determining such AirPatrol Net Income:

(a)

AirPatrol Net Income shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP as set forth in the Consideration Certificate;

(b)

AirPatrol Net Income shall not include any gains, losses or profits realized from the sale of any assets other than in the Ordinary Course of Business;

(c)

No deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Acquiror to AirPatrol, except that Acquiror may charge interest on any loans or advances made by Acquiror to AirPatrol in connection with its business operations at a rate of 8.0%;

(d)

No deduction shall be made for legal or accounting fees and expenses arising out of this Agreement, including Merger Expenses;

(e)

The purchase and sales prices of goods and services sold by AirPatrol to Acquiror or its affiliates or purchased by AirPatrol from Acquiror or its affiliates shall be adjusted to reflect the amounts that AirPatrol would have realized or paid if dealing with an independent party in an arms-length commercial transaction; and

(f)

Depreciation and amortization of assets of AirPatrol shall be computed under the straight-line method, using the carrying value of depreciable assets less applicable reserves, as shown on the Books and Records of AirPatrol, and the useful lives for such assets, or categories thereof as though the acquisition by Acquiror of AirPatrol had not been effected.

AirPatrol Net Income shall be determined promptly after the close of the 2014 fiscal year in an audit conducted by the Acquiror’s Accountants and, upon such completion, the Acquiror shall submit to the Representative the audit report of Acquiror’s Accountants setting forth the computation of AirPatrol Net Income.   Unless either the Representative or the Acquiror notifies the other in writing within thirty (30) Business Days after receipt of such audit report that it objects to the computation of AirPatrol Net Income set forth therein, such audit report shall be binding and conclusive for the purposes of this Agreement.  The Representative shall have access to the Books and Records of AirPatrol and to the Acquiror’s Accountants’ workpapers during regular business hours to verify the computation of AirPatrol Net Income made by the Acqiror’s Accountants.  If either the Representative or the Acquiror notifies the other in writing within ten (10) Business Days after receipt of the Acquiror’s Accountants’ audit report that it objects to the computation of AirPatrol Net Income set forth therein, the amount of AirPatrol Net Income for the 2014 fiscal year shall be determined by negotiation between the Representative and the Acquiror.  If the Representative and the Acquiror are unable to reach agreement within thirty (30) Business Days after such notification, the determination of the amount of AirPatrol Net Income for the period in question shall be submitted to a mutually agreeable third party firm of independent certified public accountants (“Special Accountants”) for determination, whose determination shall be binding and conclusive on the Parties. If the Special Accountants determine that the AirPatrol Net Income has been understated by 5.0% or more, then the Acquiror shall pay the Special Accountants’ fees, costs and expenses.  The Special Accountants’ fees, costs and expenses shall be paid by the Acquiror, and, if the AirPatrol Net Income was not understated or was understated by less than 5.0%, then the Acquiror shall be reimbursed for such expenses through the delivery of that number of Holdback Shares from the Escrow Account having a Fair Market Value equal to such fees, costs and expenses.

1.7.9

Allocation of Earnout Payment.  Out of the Earnout Payment, if any, an amount equal to $1,000,000 out of the Eanout Payment, if any, in the form of Earnout Stock and cash in the same proportion as provided in Section 1.7.7, shall be allocated to certain key employees of AirPatrol, to be awarded as described in the Retention Plan attached hereto as Exhibit H.  In addition, out of the Earnout Payment, if any, (i) an amount equal to $600,000 plus (ii) an amount equal to (x) $300,000 multiplied by (y) the Earnout Payment divided by $10,000,000, in the form of Earnout Stock and cash in the same proportion as provided in Section 1.7.7, shall be allocated to certain executives of AirPatrol, to be awarded pursuant to the Retention Plan attached hereto as Exhibit H.

1.8

Effect on Capital Stock.  At the Effective Time of Merger I, by virtue of Merger I and without any action on the part of Merger Sub I, AirPatrol or the holders of any of the securities described below, Merger I shall have the following additional effects:

1.8.1

AirPatrol Preferred Stock.  To the extent not converted prior to the Effective Time of Merger I, each share of AirPatrol Preferred Stock issued and outstanding immediately prior to the Effective Time of Merger I shall be exchanged and converted into the right to receive the Series A Liquidation Preference Amount described in Section 1.7.2.

1.8.2

AirPatrol Common Stock.  Each share of AirPatrol Common Stock issued and outstanding immediately prior to the Effective Time of Merger I shall be exchanged and converted into the right to receive the Common Cash Merger Consideration described in Section 1.7.3, the Closing Shares as described in Section 1.7.4, and the Holdback Shares as described in Section 1.7.4 subject to the terms and conditions of the Escrow Agreement.

1.8.3

AirPatrol Options.  AirPatrol will take all action necessary such that, at the Effective Time of Merger I, all AirPatrol Options and (i) the AirPatrol 2008 Equity Incentive Plan, and (ii) the AirPatrol 2010 Stock Incentive Plan, respectively, will be canceled (collectively, the “Option Plans”).

1.8.4

Treasury Shares and Unissued Shares.  Each share of AirPatrol Common Stock held in AirPatrol’s treasury and each authorized but unissued share of AirPatrol Common Stock shall cease to exist without payment of any consideration therefor.

1.8.5

No Fractional Shares.  Notwithstanding any provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of Acquiror Common Stock shall be issued in connection with Merger I, and any such fractional share shall be rounded up to the next whole share.

1.8.6

Tax Withholding.  Each of Acquiror, Merger Sub I, Surviving Corporation I, Surviving Corporation II, and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of AirPatrol pursuant to this Agreement such amounts as they may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law.  To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.  Notwithstanding anything in this Agreement to the contrary, in the case of payments to employees or former employees of AirPatrol for which employment tax withholding is required, such amounts shall be delivered to Acquiror, Surviving Corporation II and paid through Acquiror’s or Surviving Corporation II’s payroll processing service or system.

1.8.7

Surrender of Certificates; Delivery of Merger Consideration.  Following the Closing (a) the holders of AirPatrol Preferred Stock and AirPatrol Common Stock shall deliver to Acquiror the preferred and common stock Certificates representing such securities of AirPatrol, together with their completed Transmittal Letters, and (b) Acquiror shall deliver to the former holders of AirPatrol Preferred Stock and AirPatrol Common Stock the Merger Consideration due to such holders at Closing in accordance with Section 1.7.  The Certificates so surrendered shall forthwith be canceled.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time of Merger I, evidenced shares of AirPatrol Common Stock or AirPatrol Preferred Stock, as applicable, will be deemed from and after the Effective Time of Merger I, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Acquiror Common Stock into which such shares of AirPatrol Common Stock or AirPatrol Preferred Stock shall have been so converted and the right to receive an amount in cash in accordance with Section 1.7.

1.9

Dissenters’ Rights.  If, in connection with Merger I, any AirPatrol Shareholder shall have demanded and perfected its dissenters’ rights in accordance with Sections 92A.300 through 92A.500 of Nevada Law (“Dissenters’ Rights Statutes”), none of such Dissenting Shares shall be converted into a right to receive the Merger Consideration otherwise payable to holders of AirPatrol Common Stock or AirPatrol Preferred Stock as provided in Section 1.7, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the Dissenters’ Rights Statutes.  Each holder of Dissenting Shares who, pursuant to the provisions of the Dissenters’ Rights Statutes, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the Dissenters’ Rights Statutes (but only after the value therefor shall have been agreed upon or finally determined pursuant to the Dissenters’ Rights Statutes).  In the event that any AirPatrol Shareholder fails to make an effective demand for payment or fails to perfect its dissenters’ rights as to its shares of AirPatrol Common Stock or AirPatrol Preferred Stock or any Dissenting Shares shall otherwise lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Merger Consideration issuable pursuant to Section 1.7 in respect of such shares as if such shares had never been Dissenting Shares, and Acquiror shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the Effective Time of Merger I, following the satisfaction of the terms and conditions under this Agreement, the Merger Consideration to which such AirPatrol Shareholder would have been entitled under Section 1.7 with respect to such shares.  AirPatrol shall give Acquiror prompt notice (and in no event more than one calendar day) of any demand received by AirPatrol for appraisal of AirPatrol Common Stock or AirPatrol Preferred Stock or notice of exercise of a AirPatrol Shareholder’s dissenters’ rights in accordance with the Dissenters’ Rights Statutes.  AirPatrol agrees that, except with Acquiror’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.

1.10

Tax Consequences.  It is intended by each of the Parties that the Transaction shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the Parties will use its commercially reasonable efforts to cause the Transaction to be treated as such a reorganization. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the tax regulations promulgated under the Code.  Each party shall seek the advice of such party’s counsel or financial advisor regarding the ability of the Transaction to qualify as such a reorganization.

1.11

Taking of Necessary Action; Further Action.  If, at any time after the Effective Time of Merger I, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation I with full right, title and possession to all assets, property, rights, privileges, powers and franchises of AirPatrol and Merger Sub, the Representative and officers and directors of AirPatrol and Merger Sub will, at AirPatrol’s expense, take all such lawful and necessary action.  Acquiror shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

1.12

Effect of Merger II.  By virtue of Merger II and without any further action on the part of Acquiror, Merger Sub II or Surviving Corporation I, (i) each share of common stock of Merger Sub II outstanding immediately prior to Merger II shall be unchanged and shall remain issued and outstanding and (ii) each share of common stock of Surviving Corporation I outstanding prior to Merger II shall be cancelled without consideration and shall cease to be an outstanding share of Surviving Corporation I stock.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF AIRPATROL

To induce Acquiror to enter into this Agreement and consummate the transactions contemplated by this Agreement, AirPatrol hereby makes the following representations and warranties to Acquiror and Merger Sub as of the date of this Agreement and as of the Closing, subject to the statements, exceptions and other information set forth on the disclosure schedules dated and delivered as of the date of this Agreement by AirPatrol to Acquiror (the “Disclosure Schedules”) (it being understood that the Disclosure Schedules shall be arranged in numbered and lettered parts and subparts corresponding to the numbered sections of this Article 2; provided, however, that the disclosure of any fact or item in any particular part of the Disclosure Schedules shall be deemed made on any other part of the Disclosure Schedules if it is reasonably apparent that such disclosure applies to such other part of the Disclosure Schedules).

2.1

Organization and Good Standing.

2.1.1

Organization.  AirPatrol is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform its obligations under this Agreement.  AirPatrol is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualifications, except where the failure to be so qualified would not have a Material Adverse Effect.

2.1.2

Charter Documents.  AirPatrol has delivered or made available to Acquiror true, complete and correct copies of the Organizational Documents of AirPatrol, as currently in effect.  AirPatrol has delivered or made available a complete copy of its minute books of the proceedings of its board of directors and shareholders, and said minute books are true, correct and complete in all material respects.

2.1.3

Subsidiaries.  Except for AirPatrol Research Corp., a Canadian corporation and wholly-owned subsidiary of AirPatrol (“Subsidiary”), AirPatrol has no subsidiaries, and holds no more than a 10% equity interest in any other corporate or business entity.  Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform all its obligations under each of its material agreements.  AirPatrol owns 100% of the outstanding capital stock of its Subsidiary.  AirPatrol is not obligated to make nor is it bound by any agreement or obligation to make any investment in or capital contribution in or on behalf of any other Person.  There are no trusts or similar entities or instruments of guardianship or custodianship, whether enforceable or not, in existence for the benefit of AirPatrol.

2.2

Authority; No Conflict.

2.2.1

Authority.  This Agreement constitutes the legal, valid, and binding obligation of AirPatrol, enforceable against AirPatrol in accordance with its terms.  Upon the execution and delivery by AirPatrol of the Closing Documents, the Closing Documents will constitute the legal, valid, and binding obligations of AirPatrol, enforceable against AirPatrol in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, regardless of whether such enforceability is considered in a proceeding at law or in equity.  AirPatrol has the right, power, authority, and capacity to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents.

2.2.2

No Conflict.  Except as set forth in Schedule 2.2.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(a)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of AirPatrol or its Subsidiary, or (B) any resolution adopted by the board of directors or the shareholders of AirPatrol;

(b)

contravene, conflict with, or result in a violation of, any judgment, Order or decree applicable to AirPatrol, its Subsidiary, or the assets of AirPatrol or its Subsidiary;

(c)

materially contravene or conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by AirPatrol or its Subsidiary, or that otherwise relates to the business of, or any of the assets owned or used by, AirPatrol and its Subsidiary;

(d)

materially contravene or conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(e)

result in any material loss or impairment of, or require, any consent, waiver, approval or other authorization in connection with, any material Asset of AirPatrol or its Subsidiary;

(f)

materially violate any Law to which AirPatrol, its Subsidiary, or any of the Assets or business of AirPatrol and its Subsidiary, are subject or bound;

(g)

result in a material breach or violation of, material default under, or the triggering of any material payment or other obligations pursuant to, any employee benefit plan or benefit arrangement or any grant or award under any of the same;

(h)

result in any Employee Transaction Related Expenses that will not be paid in full on or before the Closing; or

(i)

result in the imposition or creation of any Lien or Encumbrance upon or with respect to any of the assets owned or used by AirPatrol or its Subsidiary.

2.2.3

Third Party Notices and Consents.  Except as set forth in Schedule 2.2.3, AirPatrol will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

2.2.4

Board Approval.  The Board of Directors of AirPatrol has, at a meeting duly called and held, by a unanimous vote of directors, or by a unanimous written consent in lieu thereof: (i) approved this Agreement; (ii) determined that Merger I and Contemplated Transactions are advisable, fair to, and in the best interests of AirPatrol and the AirPatrol Shareholders; (iii) resolved to recommend to the AirPatrol Shareholders the approval of the principal terms of this Agreement and the consummation of Merger I and the Contemplated Transactions; and (iv) directed that this Agreement be submitted to the AirPatrol Shareholders for their approval.

2.2.5

Shareholder Approval.  On or prior to the execution and delivery of this Agreement by AirPatrol, AirPatrol shall have obtained the requisite approval of AirPatrol’s shareholders for the Transaction.

2.3

Capitalization.

2.3.1

As of the date of this Agreement, the equity securities of AirPatrol consist of 85,000,000 authorized shares of common stock, par value $0.001 per share, of which 49,420,768 shares are issued and outstanding (“AirPatrol Common Stock”); and 15,000,000 shares of authorized Preferred Stock, par value $0.001 per share, of which 10,650,194 shares have been designated as “Series A Preferred Stock,” and all of which are issued and outstanding, with the rights, preferences and privileges set forth in the articles of incorporation of AirPatrol, as amended (“AirPatrol Preferred Stock”).

2.3.2

All of the outstanding capital stock of AirPatrol has been duly authorized and validly issued and is fully paid and non-assessable.

2.3.3

Schedule 2.3.3 contains a complete list, as of the date of this Agreement, of (a) Options outstanding for the purchase of capital stock of AirPatrol, (b) Warrants outstanding for the purchase of capital stock of AirPatrol, and (c) promissory notes issued by AirPatrol and outstanding, which are convertible into equity securities of AirPatrol (“Convertible Notes”), including the names of each holder, the number of shares of AirPatrol Common Stock into which such notes are convertible, and the interest rate, principal and accrued interest under each such Convertible Note.  At the Effective Time of Merger I, there shall be no Options, Warrants or Convertible Notes of AirPatrol outstanding.

2.3.4

None of the outstanding equity securities or other securities of AirPatrol were issued in violation of the Securities Act or, to the Knowledge of AirPatrol, any other Law.  None of AirPatrol’s outstanding securities are subject to any right of rescission, right of first refusal or preemptive right.   There is no Liability for dividends accrued and unpaid by AirPatrol.  AirPatrol has never registered any securities pursuant to the Securities Act, and has never been subject to the reporting requirements of, or required to register under, the Exchange Act.

2.3.5

When delivered at the Closing, the Closing Spreadsheet attached to the Consideration Certificate will accurately set forth as of immediately prior to the Effective Time of Merger I, (i) the number and kind of issued and outstanding shares of AirPatrol Common Stock and AirPatrol Preferred Stock held by each AirPatrol Shareholder, and (ii) the number and kind of shares of AirPatrol Common Stock issuable upon conversion of the Convertible Notes.  As of immediately prior to the Effective Time of Merger I, except for AirPatrol Options, AirPatrol Warrants and Convertible Notes that will terminate or convert as of the Effective Time of Merger I and the conversion rights of the AirPatrol Preferred Stock, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of AirPatrol Common Stock and AirPatrol Preferred Stock or any securities or debt convertible into or exchangeable for AirPatrol Common Stock and AirPatrol Preferred Stock or obligating AirPatrol to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract.

2.4

AirPatrol Financial Statements.

2.4.1

As of the date of this Agreement AirPatrol has delivered or made available to Acquiror: (a) unaudited consolidated balance sheets of AirPatrol (including the notes thereto) for the years ended December 31, 2012 and 2011 and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended (“AirPatrol Year-End Unaudited Financial Statements”) and (b) unaudited consolidated balance sheets of AirPatrol for each of the quarters ended March 31, June 30 and September 30, 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the above quarters (the unaudited balance sheet for the quarter ended September 30, 2013 (the “Balance Sheet Date”) is referred to herein as the “Balance Sheet”, and the unaudited financial statements referenced in this subparagraph (b) are referred to as the “AirPatrol Interim Financial Statements”).

2.4.2

Prior to the Closing, AirPatrol has delivered to Acquiror (a) the audited consolidated balance sheets of AirPatrol (including the notes thereto) for the years ending December 31, 2012 and 2011 and the related consolidated statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended, which audit shall have been completed by the Acquiror’s Accountants (“AirPatrol Audited Financial Statements”), and (b) the AirPatrol Interim Financial Statements with any applicable adjustments after review by the Acquiror’s Accountants.

2.4.3

The AirPatrol Financial Statements fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of AirPatrol and its Subsidiary as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the foregoing balance sheets); the AirPatrol Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.  No financial statements of any Person other than AirPatrol and its Subsidiary are required by GAAP to be included in the consolidated AirPatrol Financial Statements.

2.4.4

Schedule 2.4.4 contains a complete list of all AirPatrol Indebtedness and identifies for each item of AirPatrol Indebtedness the outstanding principal and accrued but unpaid interest as of the date of this Agreement.  None of the holders of AirPatrol Indebtedness have any voting rights on matters for which holders of AirPatrol’s capital stock are entitled to vote, contractual or otherwise.

2.4.5

AirPatrol has delivered or made available to Acquiror true, complete and correct copies of all management letters, if any, relating to any audit or review of the financial statements or books of AirPatrol, and all letters, if any, relating to the internal controls or other accounting practices of AirPatrol.  AirPatrol has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for Assets; and (iii) the amount recorded for assets on AirPatrol’s Books and Records is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.  To AirPatrol’s Knowledge, there are no significant deficiencies or material weaknesses in the design or operation of the internal controls of AirPatrol which have adversely affected or would adversely affect the ability of AirPatrol to record, process, summarize or report financial data.

2.5

Books and Records.  AirPatrol has made and kept and given Acquiror access to its books, records and accounts (the “Books and Records”) which, in reasonable detail, accurately and fairly reflect the activities of AirPatrol in all material respects.  The Books and Records and (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, and (iii) accurately and fairly reflect the basis for the AirPatrol Financial Statements.

2.6

Title to Properties; Encumbrances.  Schedule 2.6 contains a complete and accurate list of all Real Property, leaseholds, or other interests therein owned by AirPatrol or its Subsidiary.  AirPatrol or its Subsidiary own (with good and marketable title in the case of Real Property, subject only to the matters permitted by the following sentence) all the tangible properties and assets (whether real, personal, or mixed) that they purport to own located in the facilities owned or operated by AirPatrol or its Subsidiary, or reflected as owned in the Books and Records of AirPatrol or its Subsidiary, including all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 2.6 and personal property sold since the date of the Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by AirPatrol or its Subsidiary since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business).

2.7

Accounts Receivable.  All of the accounts and notes receivable of AirPatrol (collectively, the “Accounts Receivable”) are reflected properly according to GAAP on the AirPatrol Financial Statements and on the Books and Records and represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, consistent with past practice.  No portion of the Accounts Receivable is required or expected to be paid to any Person other than AirPatrol. The Accounts Receivable are current and collectible net of any reserves specifically applicable thereto shown on the Balance Sheet.  There is no contest, claim or right of setoff, other than rebates and returns in the Ordinary Course of Business, consistent with past practice, under any Contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

2.8

No Undisclosed Liabilities.  Except as set forth in Schedule 2.8, AirPatrol and its Subsidiary have no material Liabilities or material obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for Liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet, and those Liabilities that are required to be and have been disclosed pursuant to a representation or warranty under this Article 2.  Except for the Employee Transaction Related Expenses described in Schedule 2.8, the execution, delivery and performance of this Agreement and the Contemplated Transactions hereunder do not create any Liability under any “change of control” provision of any agreement of AirPatrol or its Subsidiary.

2.9

Taxes.

2.9.1

Filings.  AirPatrol and its Subsidiary have each filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to applicable Laws, except where the failure to so file could or would not have a Material Adverse Effect.  AirPatrol has provided or made available to Acquiror all such Tax Returns filed with respect to the three most recently completed fiscal years.  AirPatrol and its Subsidiary have paid, or made provision for the payment of, all Taxes that are due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by AirPatrol or its Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.  All Tax Returns filed by AirPatrol and its Subsidiary are true, correct, and complete in all material respects.

2.9.2

Jurisdictions.  No Governmental Body in any state, territory or jurisdiction where AirPatrol or its Subsidiary does not file Tax Returns has made a claim in writing that AirPatrol or its Subsidiary is required to file Tax Returns in such state, territory or jurisdiction.

2.9.3

Audit.  The United States federal and state income Tax Returns of AirPatrol have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2009.   The Canadian Tax Returns of the Subsidiary have been audited by the relevant Canadian tax authorities or are closed by the applicable statute of limitations for all taxable years through 2009.  No Tax Return of AirPatrol has ever been the subject of an audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 2.9.3, are being contested in good faith by appropriate proceedings.  Except as described in Schedule 2.9.3, AirPatrol and its Subsidiary have not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of AirPatrol or its Subsidiary or for which AirPatrol or its Subsidiary may be liable.

2.9.4

Assessments, Charges, Accruals, and Reserves.  The charges, accruals, and reserves with respect to Taxes on the respective books of AirPatrol and its Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to that of AirPatrol’s (and its Subsidiary’s) liability for Taxes.  There exists no proposed tax assessment against AirPatrol or its Subsidiary except as disclosed in the Balance Sheet or in Schedule 2.9.4.

2.9.5

Not an “S” Corporation.  AirPatrol is not, nor within the five-year period preceding the Closing Date has been, an “S” corporation.

2.9.6

Withholding.  AirPatrol and its Subsidiary have complied (and until the Closing Date will comply) with all Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper taxing agencies and authorities all amounts required to be so withheld and paid over under all Law (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment tax withholding Laws), including foreign, U.S. federal and state income Taxes, and has timely filed all withholding Tax Returns.

2.9.7

Special Tax Status and Indemnification Obligations.

(a)

Neither AirPatrol nor its Subsidiary is a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement and neither AirPatrol nor its Subsidiary has any Liability or potential Liability to another party under any such agreement.

(b)

AirPatrol is not now, and has never been, a member of a consolidated group for federal tax purposes, and is not now, and has never been, a member of a combined, unitary or aggregate group of which AirPatrol was not the ultimate parent corporation for state, local or foreign tax purposes.  AirPatrol has no Liability for the Taxes of any Person (other than AirPatrol) under Section 1.1502-6 of the United States Treasury Regulations (“Treasury Regulations”) (or any similar provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise (other than any Contract or arrangement entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes).

(c)

AirPatrol has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and AirPatrol has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(d)

AirPatrol has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

2.9.8

No Tax Shelters.  AirPatrol has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. AirPatrol has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

2.9.9

Notwithstanding any other provision of this Agreement, AirPatrol makes no representation or warranty as to the amount, utilization or availability of any tax attributes of AirPatrol or its Subsidiary, including, without limitation, any net operating loss, tax credit or tax basis.

2.10

No Material Adverse Change.  Since September 30, 2013, there has not been any material adverse change in the business, operations, properties, prospects, Assets, or condition of AirPatrol and its Subsidiary (taken together as a whole), and no event has occurred, or fact or circumstance exists, that could reasonably be expected to result in a Material Adverse Effect.

2.11

ERISA.

2.11.1

To AirPatrol’s Knowledge, AirPatrol is in compliance in all material respects with all applicable provisions of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. SS 1001 et seq. (1975), as amended from time to time (“ERISA”).

2.11.2

Schedule 2.11.2 contains a complete and accurate list of all material benefit plans, arrangements, custom or practice of providing benefits other than salary as compensation for services rendered, including employment or consulting agreements, severance agreements or pay policies, stay or retention bonuses or compensation, executive or incentive compensation programs or arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, patent award programs, salary continuation for disability consulting or other compensation arrangements, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discount programs, meals, travel, or vehicle allowances, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof (referred herein to as “benefit plans” or “benefit arrangements”), of AirPatrol or its Subsidiary.

2.11.3

Neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any “pension plan” (as such term is defined in ERISA, a “Plan”); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the “PBGC”) to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither AirPatrol nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multi-employer plan (as defined in ERISA).  AirPatrol and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property equals or exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of AirPatrol or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither AirPatrol nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

2.11.4

Each benefit plan or arrangement of AirPatrol is amendable and terminable by AirPatrol under the existing terms and conditions of such benefits plans or arrangements, and no benefit plan or arrangement, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits AirPatrol from amending or terminating any such plans or arrangements (subject in each case to any consent required under the express provisions of the applicable benefit plan or arrangement).  The investment vehicles used to fund such benefit plans or arrangements may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

2.11.5

No AirPatrol benefit plan or arrangement contains any provision or is subject to any Law that, as a result of the transactions contemplated by this Agreement or upon employment termination following such transaction, would (A) increase, accelerate or vest any benefit, (B) require severance, termination or retention payments, (C) provide any term of employment or compensation guaranty, (D) trigger any Liability (including any obligation to provide a tax gross-up), or (E) forgive any indebtedness.  No shareholder, equity owner, employee, officer or director of AirPatrol has been promised or paid any bonus or incentive compensation related to the transactions contemplated pursuant to this Agreement.  There is no AirPatrol Contract, benefit plan or arrangement covering any individual that, by itself or collectively, would give rise to any parachute payment subject to Section 280G of the Code, nor has AirPatrol made any such payment, and the consummation of the Closing will not obligate AirPatrol or any other entity to make any parachute payment subject to Section 280G of the Code.  AirPatrol has delivered or made available to Acquiror the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which AirPatrol or Acquiror may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

2.11.6

Nonqualified Deferred Compensation.  Except as set forth in Schedule 2.11.6, AirPatrol is not a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code.  Each such nonqualified deferred compensation plan, if any, has been operated in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through December 31, 2008, and in compliance with the Treasury Regulations promulgated under Section 409A from January 1, 2009 through the date of this Agreement.  No payment pursuant to any arrangement between AirPatrol and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder), including, without limitation, the grant, vesting or exercise of any stock option, would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

2.12

Compliance with Laws.

Except as set forth in Schedule 2.12, AirPatrol and its Subsidiary are each in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.  To the Knowledge of AirPatrol, no event has occurred or circumstance exists that will constitute or result in a violation by AirPatrol or its Subsidiary of, or a failure on the part of AirPatrol or its Subsidiary to comply with, any Law, except where such violation or failure would not have a Material Adverse Effect.  AirPatrol has not received any written notice or communication from any Governmental Body or private party alleging noncompliance with any applicable Law.  There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding, investigation or request for information pending or, to the Knowledge of AirPatrol, threatened against AirPatrol.  To the Knowledge of AirPatrol, AirPatrol has no Liability for failure to comply with any Law. To the Knowledge of AirPatrol, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such Liability.  To the Knowledge of AirPatrol, there have not been any false statements or omissions or other violations of any Law by AirPatrol in its prior product development efforts, or submissions or reports to any Governmental Body that would reasonably be expected to require investigation, corrective action or enforcement action by any Governmental Body. To the Knowledge of AirPatrol, there are no administrative, civil or criminal proceedings relating to AirPatrol or any employee of or consultant or contractor to AirPatrol in connection with their employment or consulting relationship with AirPatrol.  AirPatrol has not conducted any internal investigation with respect to any actual or alleged material violation of any Law by any director, officer or employee of AirPatrol.

2.12.1

Governmental Authorizations for Operations.  Schedule 2.12.1 contains a complete and accurate list of each material Governmental Authorization that is held by AirPatrol and its Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, AirPatrol or its Subsidiary.

(a)

Each Governmental Authorization listed in Schedule 2.12.1 is valid and in full force and effect and, except as set forth in Schedule 2.12.1, AirPatrol and its Subsidiary, respectively, have been in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.12.1.

(b)

AirPatrol and its Subsidiary have not received any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

(c)

all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 2.12.1 have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies, except in each such case where the failure to make such filings would not have a Material Adverse Effect.

(d)

The Governmental Authorizations listed in Schedule 2.12.1 collectively constitute all of the Governmental Authorizations necessary to permit AirPatrol and its Subsidiary to lawfully conduct and operate its business in the manner it currently conducts and operates such business, and to permit AirPatrol and its Subsidiary to own and use its respective assets in the manner in which AirPatrol and its Subsidiary currently own and use such assets.

2.12.2

Governmental Consents for Merger I.  Except as set forth on Schedule 2.12.2, no consent, waiver, approval, order or authorization of or from, or registration, notification, declaration or filing with, any Governmental Body is necessary in connection with the execution, delivery or performance of this Agreement by AirPatrol or the consummation by AirPatrol or any AirPatrol Shareholder of the transactions contemplated herein except where the failure to obtain any such consent, waiver, approval, order or authorization or to make any such registration, notification, declaration or filing, individually or in the aggregate, would not reasonably have a Material Adverse Effect.

2.13

Legal Proceedings; Orders.

2.13.1

There is no pending, nor to the Knowledge of AirPatrol Threatened, Proceeding:

(a)

that has been commenced by or against AirPatrol or its Subsidiary, or that otherwise relates to or may affect the business of, or any of the assets owned or used by AirPatrol or its Subsidiary, that would have a Material Adverse Effect; or

(b)

that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

2.13.2

Except as set forth in Schedule 2.13.2:

(a)

there is no Order to which AirPatrol or its Subsidiary, or any of the assets owned or used by AirPatrol or its Subsidiary, is subject; and

(b)

no officer, director, agent, or employee of AirPatrol or its Subsidiary is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of AirPatrol and its Subsidiary.

2.13.3

Except as set forth in Schedule 2.13.3:

(a)

AirPatrol and its Subsidiary are in full compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and

(b)

AirPatrol has not received any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which AirPatrol, or any of the assets owned or used by AirPatrol, or its Subsidiary, is or has been subject.

2.13.4

There is no pending, nor to the Knowledge of AirPatrol, Threatened, claim by (i) any current or former AirPatrol Shareholder, or any Affiliate, trustee or beneficiary of any AirPatrol Shareholder, based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director or current or former AirPatrol Shareholder occurring prior to the Closing, whether or not in connection with this Agreement or the transactions contemplated by this Agreement or (ii) any officer, director or current or former AirPatrol Shareholder to indemnification or contribution by AirPatrol with respect to acts occurring on or prior to the Closing.

2.14

Absence of Certain Changes and Events.  Except as set forth in Schedule 2.14, since September 30, 2013, AirPatrol and its Subsidiary have conducted their business only in the Ordinary Course of Business and there has not been any:

2.14.1

change in AirPatrol’s authorized or issued capital stock or that of its Subsidiary; grant of any stock option or right to purchase shares of capital stock of AirPatrol or its Subsidiary; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by AirPatrol or its Subsidiary of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock of AirPatrol or its Subsidiary;

2.14.2

entry into, creation, assumption or incurrence of  (i) Liability except in the Ordinary Course of Business, (ii) Indebtedness, or Contract for Indebtedness, except for trade payables incurred in the Ordinary Course of Business, (iii) any obligations under capital leases except in the Ordinary Course of Business, or (iv) any obligations which would have a Material Adverse Effect on AirPatrol or Acquiror’s ability to conduct the business of AirPatrol in substantially the same manner and condition as currently conducted by AirPatrol prior to the date hereof;

2.14.3

amendment to the Organizational Documents of AirPatrol or its Subsidiary;

2.14.4

except in the Ordinary Course of Business, payment or increase by AirPatrol or its Subsidiary of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

2.14.5

except in the Ordinary Course of Business, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of AirPatrol or its Subsidiary;

2.14.6

damage to or destruction or loss of any asset or property of AirPatrol or its Subsidiary, whether or not covered by insurance, that would result in a Material Adverse Effect;

2.14.7

entry into, termination of, or receipt of notice of termination of (a) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement other than in the Ordinary Course of Business, or (b) any Contracts or transactions involving a total remaining commitment by or to AirPatrol of $50,000 or more, in the aggregate, any of which would have a Material Adverse Effect;

2.14.8

sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of AirPatrol or its Subsidiary, or mortgage, pledge, or imposition of any Lien or other encumbrance on any material asset or property of AirPatrol or its Subsidiary, including the sale, lease, or other disposition of any of its Intellectual Property;

2.14.9

cancellation or waiver of any claims or rights with an aggregate value to AirPatrol or its Subsidiary in excess of $50,000;

2.14.10

material change in the accounting methods used by AirPatrol or its Subsidiary;

2.14.11

change or any announcement of any change in the products or services of AirPatrol, except in the Ordinary Course of Business;

2.14.12

entry into any Contracts with another Person,  except on commercially reasonable terms in the Ordinary Course of Business;

2.14.13

material violation, termination or amendment of any AirPatrol Material Contract or Governmental Authorization;

2.14.14

commencement of a lawsuit or Proceeding involving AirPatrol or its Subsidiary other than for the routine collection of third party receivables, without AirPatrol’s prior written consent;

2.14.15

settlement of any claim or litigation other than for routine collection of accounts in the Ordinary Course of Business consistent with past practice;

2.14.16

capital expenditure in excess of $50,000, individually or in the aggregate;

2.14.17

establishment of a new business location or office, or closure of an existing location or office;

2.14.18

write-off, write-down, or establishment any extraordinary reserve with respect to, any receivable or other indebtedness in excess of $50,000, individually or in the aggregate;

2.14.19

extension of any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage to any Person, including any of the customers, shareholders, officers, employees or directors of AirPatrol or its Subsidiary, other than those made in the Ordinary Course of Business;

2.14.20

borrowing from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty;

2.14.21

discharge of any Encumbrance, indebtedness or other Liability in excess of $10,000, individually or in the aggregate, except for Liabilities reflected or reserved against in the AirPatrol Financial Statements and accounts payable in the Ordinary Course of Business;

2.14.22

material change in AirPatrol’s credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records, or any such changes with respect to the Subsidiary;

2.14.23

material change to the terms of its accounts or other payables or receivables or action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or receivables;

2.14.24

any deferral of the payment of any accounts payable other than in the Ordinary Course of Business, consistent with past practices, or any discount, accommodation or other concession made other than in the Ordinary Course of Business, consistent with past practices, in order to accelerate or induce the collection of any receivable;

2.14.25

material change affecting the business of AirPatrol and its Subsidiary including (i) changes in wholesaler alignments, inventory levels, management organization or personnel arrangements with sales brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables, receivables and inventory); (ii) changes in discretionary costs, such as advertising, maintenance and repairs, research and development, and training; (iii) any capital expenditures or deferrals of capital expenditures; (iv) deviations from operating budgets or plans on sales and profitability; or (v) other than in the Ordinary Course of Business, changes in any of its business policies, including, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

2.14.26

stock split, combination, reclassification, or issuance or authorization of  the issuance of any other securities in lieu of, or in substitution for, shares of AirPatrol’s capital stock;

2.14.27

acceleration, amendment or change in the period of exercisability or vesting of AirPatrol Options or other rights granted under the Option Plans, except as specifically contemplated in this Agreement;

2.14.28

issuance, sale, disposition or Encumbrance, or authorization of the issuance, sale, disposition or encumbrance of, any shares of its capital stock or grant, entry into or acceptance any Options, Warrants, convertible securities or other rights to acquire any shares of such capital stock or any other ownership interest in AirPatrol, other than (i) the issuance of shares of AirPatrol Common Stock pursuant to the exercise of AirPatrol Options and Warrants outstanding as of the date of this Agreement; (ii) the issuance of shares of AirPatrol Common Stock upon the conversion of the Convertible Notes;

2.14.29

hiring of any new employee other than in the Ordinary Course of Business, termination of any officer or key employee of AirPatrol or its Subsidiary, increase in the annual level of compensation of any existing employee, establishment or adoption of any employee benefit plan other than in the Ordinary Course of Business, or (except payments made pursuant to written agreements outstanding as of the date of this Agreement) grant of any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant of AirPatrol or its Subsidiary other than in the Ordinary Course of Business;

2.14.30

severance payments to any employee, officer or director of AirPatrol or its Subsidiary, except payments made pursuant to written agreements outstanding as of the date of this Agreement;

2.14.31

change of any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, filing of any amendment to a Tax Return, entry into any closing agreement, settlement of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

2.14.32

agreement by AirPatrol or its Subsidiary to do any of the foregoing.

2.15

Contracts; No Defaults.

2.15.1

Schedule 2.15.1 contains a complete and accurate list, and AirPatrol has delivered or made available to Acquiror true and complete copies, of the following Contracts to which AirPatrol or its Subsidiary is a party or beneficiary (“Material Contracts”):

(a)

each Contract that involves performance of services or delivery of goods or materials by AirPatrol or its Subsidiary of an aggregate amount or value in excess of $50,000;

(b)

each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of AirPatrol or its Subsidiary in excess of $50,000;

(c)

each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal tangible property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(d)

each licensing agreement or other Contract pursuant to which (i) AirPatrol or its Subsidiary is granted a license or other right to use the Intellectual Property of a third Person (other than licenses for Shrink Wrap Code) for use in the business and (B) other than non-disclosure agreements and non-exclusive licenses with respect to AirPatrol Products granted to users in the Ordinary Course of Business, the Company has granted, licensed or provided any Company Intellectual Property to third Persons;

(e)

each collective bargaining agreement and other Contract with any labor union or other employee representative of a group of employees;

(f)

each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by AirPatrol or its Subsidiary with any other Person;

(g)

each Contract containing covenants that in any way purport to restrict the business activity of AirPatrol  or its Subsidiary, or materially limit the freedom of AirPatrol or its Subsidiary to engage in any line of business or to compete with any Person;

(h)

each power of attorney that is currently effective and outstanding;

(i)

each Contract for capital expenditures in excess of $50,000;

(j)

each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by AirPatrol or its Subsidiary, other than in the Ordinary Course of Business; and

(k)

each amendment, supplement, and modification in writing with respect of any of the foregoing.

2.15.2

Except as set forth in Schedule 2.15.2, to the Knowledge of AirPatrol, no officer, director, agent, employee, consultant, or contractor of AirPatrol is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of AirPatrol or its Subsidiary, or (B) assign to AirPatrol, its Subsidiary, or to any other Person any rights to any invention, improvement, or discovery.

2.15.3

Except as set forth in Schedule 2.15.3, each Material Contract identified in Schedule 2.15.1 is in full force and effect and is valid and enforceable in accordance with its terms.

2.15.4

Except as set forth in Schedule 2.15.4:

(a)

AirPatrol and its Subsidiary are in compliance in all material respects with all applicable terms and requirements of each Material Contract under which AirPatrol or its Subsidiary has or had any obligation or liability or by which AirPatrol, its Subsidiary, or any of the assets owned or used by AirPatrol or its Subsidiary is or was bound;

(b)

To the Knowledge of AirPatrol, each other Person that has or had any obligation or liability under any Material Contract under which AirPatrol or its Subsidiary has or had any rights is in compliance in all material respects with all applicable terms and requirements of such Material Contract;

(c)

To the Knowledge of AirPatrol, no event has occurred or circumstance exists that (with or without notice or lapse of time) may materially contravene or conflict with, or result in a material violation or breach of, or give AirPatrol, its Subsidiary, or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(d)

AirPatrol and its Subsidiary have not given to or received from any other Person at any time any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

2.15.5

There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to AirPatrol or its Subsidiary under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

2.15.6

The contracts of AirPatrol and its Subsidiary relating to the sale, design, manufacture, or provision of products or services by AirPatrol or its Subsidiary have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Law.

2.16

Inventory.  The Inventory of AirPatrol (net of all reserves for obsolete, excess, slow-moving, damaged and defective Inventory shown on the Projected Closing Balance Sheet) is merchantable, fit for the purposes for which it was procured or manufactured, usable or salable in the Ordinary Course of Business, salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by AirPatrol therefor, conforms to the specifications established therefor, has been manufactured in accordance with all applicable Laws.  The values at which the Inventory of AirPatrol is carried and set forth on the balance sheets included in AirPatrol Financial Statements reflect the valuation policy of stating Inventory at cost or market, whichever is lower, on a first-in, first-out basis, and reflect adequate write-offs, write-downs and reserves for damaged, defective, excess, slow-moving or obsolete items, computed in accordance with GAAP and consistent with past practice. “Inventory” means all inventories, including inventories of products, work-in-process, finished goods, raw materials, supplies, equipment, parts, labels and packaging (including rights and interests in goods in transit, consigned inventory, inventory sold on approval and rental inventory) and all returned products, samples, obsolete, excess, slow-moving, damaged, defective and nonsalable inventory.

2.17

Insurance.  Schedule 2.17 identifies each insurance policy to which AirPatrol or its Subsidiary is a party or under which AirPatrol, its Subsidiary, or any director of either, is covered as of the date of this Agreement, and each claim (if any) made under said policies within the three years prior to the date of this Agreement.  Except as set forth in Schedule 2.17, each policy to which AirPatrol or its Subsidiary is a party or that provides coverage to AirPatrol, its Subsidiary, or any director or officer of AirPatrol or its Subsidiary is legal, valid, binding, and enforceable in accordance with its terms and is in full force and effect.  No cancellation or termination of any insurance Contract listed in Schedule 2.17 will result from consummation of the Contemplated Transactions, or the naming of Acquiror as an additional insured under such Contract of insurance.  AirPatrol and its Subsidiary have paid all premiums due, and has otherwise performed all of its obligations, under each insurance Contract listed in Schedule 2.17.

2.18

Employees.

2.18.1

Schedule 2.18.1 contains a complete and accurate list of the following information for each employee or director of AirPatrol and its Subsidiary, including each employee on leave of absence or layoff status; employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2011; vacation accrued; and service credited for purposes of vesting and eligibility to participate under AirPatrol’s pension, retirement, profit-sharing, thrift savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan.

2.18.2

All current and former employees of AirPatrol and its Subsidiary have entered into confidentiality and assignment of inventions agreements in favor of AirPatrol that remain in effect, the forms of which have been provided to the Acquiror.  No employee of AirPatrol or its Subsidiary, to the Knowledge of AirPatrol, is in violation of any term of any confidentiality, non-competition, assignment of inventions, or proprietary rights agreement (“Proprietary Rights Agreement”) or any restrictive covenant to a former employer relating to the right of any such employee to be employed by AirPatrol or its Subsidiary because of the nature of the business conducted or presently proposed to be conducted by AirPatrol or to the use of trade secrets or proprietary information of others. To the Knowledge of AirPatrol, no current employee or director of AirPatrol or its Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any Proprietary Rights Agreement, other than to AirPatrol and its Subsidiary, that in any way materially and adversely affects (a) the performance of his duties as an employee or director of AirPatrol or its Subsidiary, or (b) the ability of AirPatrol and its Subsidiary to conduct its business.

2.18.3

To the Knowledge of AirPatrol, no director, officer, or other key employee of AirPatrol or its Subsidiary intends to terminate his employment with AirPatrol or its Subsidiary as applicable.

2.18.4

Schedule 2.18.4 contains a complete and accurate list of the following information for each retired employee or director of AirPatrol or its Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future (other than under AirPatrol’s 401(k) plan): name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

2.18.5

There is no term of employment for any employee working outside the United States that provides that a change in control of AirPatrol shall entitle such individual (i) to treat the change of control as a breach of any Contract, (ii) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event), or (iii) to treat himself or herself as redundant or released from any obligation to his or her employer. AirPatrol has no Liability to any present or former employee or independent contractor or any representative therefor for the payment of employment tribunal compensation, damages, a redundancy payment, a protective award, severance or any similar payment or award, nor is AirPatrol under any obligation to provide or continue any benefit (including the provisions of a reference) to any such individual either pursuant to or as a consequence of failing to comply with any Law or agreement.  To the Knowledge of AirPatrol, no contractor used by or under Contract with AirPatrol is in violation of any Law relating to labor or employment matters with respect to services that such contractor provides to AirPatrol.

2.19

Labor Relations; Compliance.  AirPatrol and its Subsidiary have not been and is not now a party to any collective bargaining or other labor Contract.  There is not presently pending, existing, or, to the Knowledge of AirPatrol, Threatened (a) any strike, slowdown, picketing, work stop order, or employee grievance process, (b) any Proceeding against or affecting AirPatrol or its Subsidiary relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of AirPatrol, its Subsidiary, or its premises, or (c) any application for certification of a collective bargaining agent.  There is no lockout of any employees by AirPatrol or its Subsidiary, and no such action is contemplated by AirPatrol or its Subsidiary.  AirPatrol and its Subsidiary have complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, and occupational safety and health.

2.20

Intellectual Property.

2.20.1

Intellectual Property.  The AirPatrol Registered Intellectual Property includes the following owned by or filed in the name of AirPatrol or its Subsidiary as listed in Schedule 2.20.1:

(a)

the name “AirPatrol”, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications;

(b)

all of its patent applications, patents (including all provisional applications), and inventions and discoveries that may be patentable;

(c)

all of its registered copyrights in both published works and unpublished work;

(d)

all of its domain names.

2.20.2

No Infringement; Intellectual Property Rights.

(a)

To the Knowledge of AirPatrol, no Person is violating, infringing or misappropriating any Trade Secrets of AirPatrol, its Subsidiary or AirPatrol’s rights to the same.

(b)

To the Knowledge of AirPatrol, none of the Owned AirPatrol Intellectual Property is subject to any Proceeding or has any outstanding decree, order, judgment, office action or settlement agreement or stipulation made against it that restricts in any manner the use, transfer or licensing thereof by AirPatrol or that may affect the validity, use or enforceability of such Intellectual Property.

(c)

Each item of Owned AirPatrol Intellectual Property, to the Knowledge of AirPatrol, (i) is valid and subsisting, (ii) has not been abandoned or passed into the public domain and (iii) is held free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business.

(d)

To the Knowledge of AirPatrol, the rights of AirPatrol in and to the AirPatrol Intellectual Property  constitutes all of the Intellectual Property rights used in and/or necessary for the conduct of AirPatrol’s business as it is currently conducted.

(e)

To the Knowledge of AirPatrol, each item of AirPatrol Intellectual Property  either (i) is exclusively owned by AirPatrol or its Subsidiary, or (ii) is duly and validly licensed to AirPatrol or otherwise authorized for use in the manner currently used by AirPatrol in the conduct of its business.

(f)

In each case in which AirPatrol or its Subsidiary has acquired any Intellectual Property rights from any Person, AirPatrol or its Subsidiary has obtained, and has in its possession, a valid and enforceable assignment sufficient to transfer all rights in such Intellectual Property  to AirPatrol or its Subsidiary. AirPatrol has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was AirPatrol Intellectual Property to any Person.

(g)

AirPatrol and its Subsidiary have no Knowledge of any facts, circumstances or information that (i) would render any Owned AirPatrol Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any AirPatrol Registered Intellectual Property, or (iii) would adversely affect or impede the ability of AirPatrol and/or its Subsidiary to use any Air Patrol Intellectual Property in the conduct of its business as it is currently conducted or, to the Knowledge of AirPatrol, immediately following the Closing in the same manner as prior to the Closing.  AirPatrol has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any AirPatrol Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such AirPatrol Registered Intellectual Property.

(h)

All necessary registration, maintenance and renewal fees in connection with each item of material AirPatrol Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such AirPatrol Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting or maintaining rights to such AirPatrol Registered Intellectual Property.  To the extent provided for by, and in accordance with, applicable laws and regulations, AirPatrol and its Subsidiary have recorded in a timely manner each assignment of rights pursuant to which registered Intellectual Property has been assigned to AirPatrol or its Subsidiary (as applicable) with the relevant Governmental Body, including the United States Patent and Trademark Office, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(i)

AirPatrol and its Subsidiary have used commercially reasonable efforts to maintain and protect (i) the Owned AirPatrol Intellectual Property, and (ii) the secrecy, confidentiality, value and AirPatrol’s rights in the Confidential Information and Trade Secrets owned by AirPatrol and its Subsidiary and those provided by any Person to AirPatrol and its Subsidiary for which they have an obligation to protect, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of AirPatrol and its Subsidiary to execute appropriate Proprietary Rights Agreements.  AirPatrol has no Knowledge of any violation or unauthorized disclosure of any such Trade Secret or Confidential Information.

2.20.3

In-bound and Out-bound Agreements.  Schedule 2.20.3(i) lists all material Contracts and licenses to which AirPatrol is a party pursuant to which a third party has licensed or transferred any material Intellectual Property to AirPatrol (other than licenses for Shrink Wrap Code). Schedule 2.20.3(ii) identifies each license, covenant or other Contract pursuant to which AirPatrol has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any AirPatrol Intellectual Property (other than non-disclosure agreements and non-exclusive licenses with respect to AirPatrol Products granted to users in the Ordinary Course of Business).  AirPatrol has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer other than in the Ordinary Course of Business.  AirPatrol is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Owned AirPatrol Intellectual Property to any Person.

2.20.4

Open Source Software.  Except as set forth in Schedule 2.20.4, neither AirPatrol nor its Subsidiary has ever (i) used or incorporated Open Source Materials into, or combined Open Source Materials with, AirPatrol Products, or (ii) distributed Open Source Materials in conjunction with any AirPatrol Products in such a way that, with respect to the foregoing (i) and (ii), AirPatrol is obligated under the applicable license for such Open Source Materials with respect to any Owned AirPatrol Intellectual Property to grant, or purport to grant, to any third party, any rights or immunities under such Owned AirPatrol Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software included in Owned AirPatrol Intellectual Property incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).  “Open Source Materials” means all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

2.20.5

Assignments.  To the Knowledge of AirPatrol, and except as set forth in Schedule 2.20.5, all former and current employees of AirPatrol and its Subsidiary, or any company or individual through whom any material Intellectual Property has been acquired,  who have been involved in the creation or development of any material Intellectual Property for AirPatrol and its Subsidiary, including all pending patent applications, have executed written contracts with AirPatrol and its Subsidiary that assign to either of them all rights to any such Intellectual Property.  To the Knowledge of AirPatrol, no employee of AirPatrol or its Subsidiary, or any inventor listed on any pending patent application, has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged by AirPatrol or its Subsidiary or requires the employee or inventor to transfer, assign, or disclose information concerning his work to anyone other than to AirPatrol or its Subsidiary.

2.21

Disclosure.  There is no fact or condition known to AirPatrol that has specific application to AirPatrol and its Subsidiary (other than general economic or industry conditions) and that threatens, or would or could reasonably be expected to cause or result in a Material Adverse Effect on the assets, business, prospects, financial condition, or results of operations of AirPatrol (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedules.  No statement herein or in the Disclosure Schedules contains any untrue statement or omits to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

2.22

Relationships with Related Persons.  No Related Person of AirPatrol has, or since the first day of the next to last completed fiscal year of AirPatrol has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to AirPatrol’s businesses.  No Related Person of AirPatrol is, or since the first day of the next to last completed fiscal year of AirPatrol has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with AirPatrol other than business dealings or transactions conducted in the Ordinary Course of Business with AirPatrol at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with AirPatrol with respect to any line of the products or services of AirPatrol in any market presently served by AirPatrol.  Except as set forth in Schedule 2.22, no Related Person of AirPatrol is a party to any contract (other than with respect to equity agreements and benefit plans or benefit arrangements) with, or has any claim or right against, AirPatrol.

2.23

Significant Customers and Suppliers.  Schedule 2.23 sets forth (i) a true, complete and correct customer list showing for AirPatrol, the ten largest customers by gross purchases from AirPatrol during the twelve (12) month period prior to the date of this Agreement (collectively, the “Significant Customers”), and (ii) a true, complete and correct supplier list showing the ten largest suppliers by gross sales to AirPatrol during the twelve (12) month period ending on the date of the Balance Sheet Date (the “Significant Suppliers”).  Since the Balance Sheet Date through the date of this Agreement, no Significant Customer or Significant Supplier has (whether as a result of the transactions contemplated by this Agreement or otherwise) (i) stopped, or indicated in writing an intention to stop, trading with or supplying AirPatrol, (ii) materially reduced, or indicated in writing an intention to materially reduce, its trading with or provision of goods or services to AirPatrol, or (iii) changed, or indicated in writing an intention to change, materially, the terms and conditions on which it is prepared to trade with or supply AirPatrol.  Since the date that is 12 months preceding the date of this Agreement, no Significant Customer has notified AirPatrol of its intention to return products sold by AirPatrol with a value in excess of $50,000. To the Knowledge of AirPatrol, no Significant Customer or Significant Supplier will, as a result of the transactions contemplated by this Agreement, (i) not trade with or supply AirPatrol, (ii) reduce substantially its trading with or provision of goods or services to AirPatrol, or (iii) change the terms and conditions on which it is prepared to trade with or supply AirPatrol. To the Knowledge of AirPatrol, no facts, conditions or events (except customary contractual restrictions prohibiting assignment) exist which give rise to a material claim by AirPatrol against any of its customers or suppliers or any claim by a customer or supplier against AirPatrol.  Since the date of this Agreement, AirPatrol has not entered into any agreement or commitment with customers or suppliers, except in the Ordinary Course of Business, consistent with past practice.

2.24

Brokers or Finders.  Except as set forth in Schedule 2.24, neither AirPatrol nor its Subsidiary has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUBS

Acquiror and each of the Merger Subs jointly and severally represent and warrant to AirPatrol and the Representative as follows:

3.1

Organization and Good Standing.  Each of Acquiror and Merger Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as now being conducted, to own or use its properties and assets, and to perform all its obligations under this Agreement.  Each of Acquiror and Merger Subs are duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualifications, except where the failure to be so qualified would not have a Material Adverse Effect.

3.2

Authority; No Conflict.

3.2.1

This Agreement constitutes the legal, valid, and binding obligation of Acquiror and each of Merger Subs, enforceable against Acquiror and each Merger Sub in accordance with its terms.  Upon the execution and delivery by Acquiror and either of Merger Subs of the Acquiror Closing Documents to which Acquiror or Merger Subs is a party, the Acquiror Closing Documents will constitute the legal, valid, and binding obligations of Acquiror and the Merger Subs, as applicable, enforceable against Acquiror and the Merger Subs, as applicable, in accordance with their respective terms.  Acquiror and each of the Merger Subs has the right, power and authority to execute and deliver this Agreement and the Acquiror Closing Documents and to perform their obligations under this Agreement and the Acquiror Closing Documents.

3.2.2

Except as set forth in Schedule 3.2.2, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(a)

any provision of Acquiror’s Organizational Documents;

(b)

any resolution adopted by the board of directors or the shareholders of Acquiror;

(c)

any Law or Order to which Acquiror may be subject; or

(d)

any contract to which Acquiror is a party or by which Acquiror may be bound.

Except as set forth in Schedule 3.2.2, Acquiror is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3

Capitalization.  The capitalization of Acquiror is as described in Acquiror’s most recent registration statement filed with the SEC.  Except as set forth in Schedule 3.3, Acquiror has not issued any capital stock since such filing, other than pursuant to the exercise of employee stock options under Acquiror’s stock option plan(s), the issuance of shares of common stock to employees pursuant to Acquiror’s employee stock purchase plan(s) and pursuant to the conversion or exercise of common stock equivalents.  No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Contemplated Transactions.  The issue and sale of the Stock Merger Consideration will not obligate Acquiror to issue shares of Common Stock or other securities without consideration (other than nominal consideration) to any Person (other than the Representative) and will not result in a right of any holder of Acquiror’s securities to adjust the exercise, conversion, exchange or reset price under such securities.

3.4

Financial Statements.  The financial statements of Acquiror that have been provided to AirPatrol (i) have been prepared from the Books and Records of Acquiror in accordance with GAAP (except for the omission of footnotes and cash flow statement from the Acquiror’s interim financial statements) and (ii) fairly present the financial position of Acquiror as of the date of the balance sheet included in said financial statements and the results of its operations for the period indicated.

3.5

Material Changes.  Since June 30, 2013, (i) there has been no event, occurrence or development that has had or that could have a Material Adverse Effect on Acquiror, (ii) Acquiror has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Acquiror’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) Acquiror has not altered its method of accounting, and (iv) Acquiror has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased,  redeemed or made any agreements to purchase or redeem any shares of its capital stock.

3.6

Litigation.  Except as disclosed in Schedule 3.6, there is no Proceeding or investigation pending or, to the Knowledge of Acquiror, Threatened against or affecting Acquiror, any subsidiary of Acquiror or any of their respective properties before or by any Governmental Body which (i) adversely affects or challenges the legality, validity or enforceability of any of the Closing Documents of the Acquiror or the Stock Merger Consideration or (ii) could, if there were an unfavorable decision, have a Material Adverse Effect on Acquiror.  Neither Acquiror nor any subsidiary of Acquiror, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been any formal investigation, and to the Knowledge of Acquiror, there is not pending or contemplated, any investigation by the SEC involving Acquiror or any current or former director or officer of Acquiror. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Acquiror or any subsidiary of Acquiror under the Exchange Act or the Securities Act.

3.7

Listing and Maintenance Requirements.  Acquiror has not, in the 12 months preceding the date hereof, received notice from any stock exchange or market for quotation on which Acquiror’s Common Stock is listed or quoted to the effect that Acquiror is not in compliance with the listing or maintenance requirements of such exchange or market.  Acquiror is, and has no reason to believe that it will not, in the foreseeable future, continue to be, in compliance with all such listing and maintenance requirements.

3.8

No Disagreements with Accountants or Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Acquiror to arise, between the accountants and lawyers presently employed by Acquiror, and Acquiror is current with respect to any fees owed to its accountants and lawyers.

3.9

Certain Proceedings.  There is no pending Proceeding that has been commenced against Acquiror and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Acquiror’s Knowledge, no such Proceeding has been Threatened.

3.10

Brokers or Finders.  Except as set forth in Schedule 3.10, Acquiror and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement.

ARTICLE 4

CONDUCT PRIOR TO CLOSING DATE

4.1

Access and Investigation.  Between the date of this Agreement and the Closing Date, AirPatrol will, or through its Representatives will, afford Acquiror and its Representatives full and free access, at reasonable times and upon reasonable notice, to AirPatrol’s personnel, properties, contracts, books and records, related documents and data, and such additional financial, operating, and other data and information, as Acquiror may reasonably request.

4.2

Operation of the Businesses of AirPatrol.  Between the date of this Agreement and the Closing Date, AirPatrol will, or through its Representatives will:

4.2.1

conduct the business of AirPatrol only in the Ordinary Course of Business;

4.2.2

use its commercially reasonable efforts to preserve intact the current business organization of AirPatrol, keep available the services of the current officers, employees, and agents of AirPatrol, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with AirPatrol;

4.2.3

confer with Acquiror concerning operational matters of a material nature; and

4.2.4

otherwise report periodically to Acquiror concerning the status of the business, operations, and finances of AirPatrol.

4.3

Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, AirPatrol will not, without the prior consent of Acquiror, take any affirmative action, or fail to take any reasonable action within its control, that would reasonably be expected to cause any of the changes or events listed in Section 2.14 to occur.

4.4

Shareholder Approval and Information Statement.

4.4.1

As soon as reasonably practicable following the date of execution and delivery of this Agreement, AirPatrol will deliver to the AirPatrol Shareholders an information statement (the “Information Statement”), which such Information Statement shall include a written notice to all AirPatrol Shareholders informing them of the material terms of the transactions contemplated by this Agreement (including as they relate to the treatment of holders of AirPatrol Common Stock and AirPatrol Preferred Stock) and that Dissenter’s Rights may be available to them under applicable Dissenters’ Rights Statutes.  AirPatrol will give Acquiror and its Representatives reasonable opportunity to review and comment on the Information Statement and AirPatrol will consider in good faith any comments that Acquiror or its Representatives have with respect to the Information Statement.  The Information Statement shall comply with applicable Law and the statements contained or incorporated by reference therein shall not (i) contain any statement that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  AirPatrol shall promptly inform Acquiror of the date on which the Information Statement was sent to AirPatrol Shareholders.

4.4.2

Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement, AirPatrol or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to the AirPatrol Shareholders, such amendment or supplement.  Following the dissemination of the Information Statement to the AirPatrol Shareholders in accordance with Section 4.4.1, AirPatrol shall take such action, in the reasonable judgment of AirPatrol or its counsel, as may be required or appropriate to amend or supplement the Information Statement in order to comply with applicable Law or to ensure that the statements contained or incorporated by reference therein do not (i) contain any statement that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. Anything to the contrary contained herein notwithstanding, AirPatrol shall not include in the Information Statement, or in any amendment or supplement thereto, any information with respect to Acquiror or its Affiliates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

4.4.3

AirPatrol shall obtain and deliver to Acquiror, prior to the mailing or delivery to AirPatrol’s shareholders of the Information Statement, a Parachute Payment Waiver substantially in the form attached hereto as Exhibit G (“Parachute Payment Waiver”) from each Person who AirPatrol and Acquiror reasonably agree is, with respect to AirPatrol and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to obtaining the Shareholder Approval, and who AirPatrol and Acquiror reasonably agree might otherwise receive, have received, or have the right or entitlement to receive a parachute payment under Section 280G of the Code (such Persons being set forth in Schedule 4.4.3).

4.4.4

AirPatrol shall include in the Information Statement and the shareholder solicitation a separate proposal to be voted on by AirPatrol Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code (the “280G Proposal”) which, if approved by the requisite vote, will render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to Contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 4.4.3, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations.

4.5

Required Third Party Approvals.  Between the date of this Agreement and the Closing Date, AirPatrol will, or through its Representatives will, (a) reasonably cooperate with Acquiror with respect to all filings that Acquiror elects to make or is required by Laws to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with Acquiror in seeking to obtain all consents identified in Schedule 4.5.

4.6

Notification.  Between the date of this Agreement and the Closing Date, each of AirPatrol and Acquiror will promptly notify the other party in writing if such party becomes aware of any fact or condition that causes or constitutes a breach of any of such party’s representations and warranties as of the date of this Agreement, or if such party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause of constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Disclosure Schedules if the Disclosure Schedules were dated the date of the occurrence of discovery of any such fact or condition, AirPatrol will promptly deliver to Acquiror a supplement to the Disclosure Schedules specifying such change.  During the same period, AirPatrol will promptly notify Acquiror of the occurrence of any breach of any covenant of AirPatrol in this Section 4. Each of AirPatrol and Acquiror will promptly notify the other party of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Section 6 impossible or unlikely.  In addition, AirPatrol shall deliver notice to the Acquiror at least five (5) Business Days prior to taking any of the following actions:

4.6.1

any payment or increase by AirPatrol or its Subsidiary of any bonuses, salaries, or other compensation to any director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee, not in the Ordinary Course of Business;

4.6.2

any adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of AirPatrol or its Subsidiary, not in the Ordinary Course of Business;

4.6.3

any material change in AirPatrol’s credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records, or any such changes with respect to the Subsidiary; or

4.6.4

any material change to the terms of its accounts or other payables or receivables or action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or receivables.

4.7

No Negotiation.  Until such time, if any, that this Agreement is terminated pursuant to Section 10.1 or the Contemplated Transactions are completed, AirPatrol will, and will cause its Representatives to: (i) deal exclusively with Acquiror in connection with the issuance or sale of any equity or debt securities or assets of AirPatrol (other than the exercise or conversion of outstanding securities of AirPatrol or issuances under AirPatrol’s equity incentive plans in the Ordinary Course of Business) or any merger or business combination or consolidation involving AirPatrol, (ii) shall not initiate, solicit, or engage others to solicit, encourage or accept offers for the purchase or acquisition of any equity or debt securities or assets of AirPatrol, or for any merger or business combination or consolidation involving AirPatrol, (iii) shall not participate in any discussions, conversations, negotiations or other communications regarding, or enter into any agreements or understandings with respect to any such transaction, (iv) shall inform Acquiror of any such solicitation or offer received by AirPatrol in writing, and (v) shall not (other than in the Ordinary Course of Business) provide any Confidential Information regarding its Assets or business, or any information with respect to any such transaction as described above, to any person other than Acquiror and its Representatives, and (vi) shall not otherwise cooperate in any way or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, a proposal for any such transaction as described above.

4.8

Reasonable Efforts.  Between the date of this Agreement and the Closing Date, AirPatrol and Acquiror will use their reasonable efforts to cause the conditions in Article 6 to be satisfied.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1

Approvals of Governmental Bodies.  As promptly as practicable after the date of this Agreement, Acquiror will, and will cause each of its Related Persons to, make all filings required by Laws to be made by them to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Acquiror will, and will cause each Related Person to, (a) cooperate with AirPatrol with respect to all filings that AirPatrol is required by Laws to make in connection with the Contemplated Transactions, and (b) cooperate with AirPatrol in seeking to obtain all consents identified in Schedule 4.5; provided that this Agreement will not require Acquiror to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

5.2

Employees.   Except as provided herein, all persons who are employees of AirPatrol immediately prior to the Closing Date shall be deemed “at-will” employees of (x) Surviving Corporation I from and after the Effective Time of Merger I and (y) Surviving Corporation II from and after the Effective Time of Merger II.  In addition, on or before the Closing Date each of Cleve Adams, Guy Levy-Yurista, Sage Osterfeld and Bobby Hernandez will execute employment agreements with Surviving Corporation I, in a form mutually agreeable to Acquiror and such employee.  Each employee of AirPatrol who continues as an employee of Surviving Corporation II after the Closing Date shall be referred to hereafter as a “Continuing Employee.”  Continuing Employees shall be eligible to receive benefits in connection with their employment on substantially the same terms as benefits are provided to similarly situated employees of the Acquirer and consistent with Acquiror’s applicable human resources policies.  Continuing Employees shall be eligible to participate in a profit sharing plan of the Surviving Corporation II on similar terms available to such employees under the profit sharing plan of AirPatrol in effect immediately prior to the Closing Date.  Acquiror shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with AirPatrol (or predecessor employers to the extent AirPatrol provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Acquiror and the Surviving Corporation (and, if applicable, any of their Affiliates) in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits.  As of the Closing Date, Acquiror shall, or shall cause the Surviving Corporation II or relevant Affiliate to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable AirPatrol benefit plan or program as of the Closing Date.  With respect to each health or welfare benefit plan maintained by Acquiror, Surviving Corporation II or the relevant Affiliate for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Acquiror shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar AirPatrol benefit plan or program for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Acquiror, Surviving Corporation II or the relevant Affiliate, as applicable, for the plan year in which the Closing Date occurs.

5.3

Existing Promissory Note.  Acquiror and each of the Merger Subs acknowledge that AirPatrol issued a certain secured promissory note dated August 30, 2013 to Acquiror with a principal amount of $1,000,000 bearing 8% interest per annum and due on March 2, 2014 (“Secured Note”), as a separate loan transaction.  Acquiror and each of the Merger Subs further acknowledge that the Secured Note shall become due and payable immediately in the event of a termination of this Agreement or a failure to consummate the Contemplated Transactions, or upon the maturity date thereof (whichever may occur sooner), and shall continue to accrue interest until actual repayment of principal.  If Merger I closes, the unpaid outstanding principal and accrued interest under the Secured Note shall be deducted from the Cash Merger Consideration pursuant to Section 1.7.1, and the Secured Note shall be paid in full upon the Closing.

5.4

Conversion of Convertible Notes.  No later than three business days prior to the Closing, AirPatrol shall furnish the Acquiror with copies of any and all conversion notices received prior to the Closing from the holders of AirPatrol secured and unsecured bridge promissory notes.

5.5

Options and Warrants.  AirPatrol shall cause the cancellation of all outstanding Options and Warrants, or the conversion of such Options and Warrants into the right to receive cash, on or prior to the Closing.

5.6

AirPatrol Audit.  AirPatrol shall cause its Accountants to audit AirPatrol Financial Statements for the years ending December 31, 2011 and 2012, in a timely manner with a target completion date for the audit of 60 days following the Closing.

5.7

Best Efforts.  Between the date of this Agreement and the Closing Date, each of Acquiror and AirPatrol will use its best efforts to cause the conditions in Article 6 to be satisfied.

5.8

Financing.  Acquiror will use its best efforts to consummate the financing referred to in Section 6.1.16.

5.9

Section 368 Reorganization.  The Parties and their affiliates agree to refrain from any actions which would be inconsistent with the treatment of the Transaction as a tax-free “reorganization” within the meaning of Section 368 of the Code.

5.10

Market Standoff Agreement.  The Parties hereby agree that no recipient of Stock Merger Consideration shall be permitted to, without the prior written consent of the managing underwriter of the Acquiror, during the period commencing on the Closing Date and ending 180 days following the Closing Date or the date specified by the Acquiror and its managing underwriter, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Acquiror common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Acquiror common stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Acquiror common stock or other securities, in cash, or otherwise.  The underwriters in connection with the registration of Acquiror common stock are intended third party beneficiaries of this Section 5.10 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  The Transmittal Letter to be executed by each person who is receiving Stock Merger Consideration shall contain provisions, reasonably acceptable to the underwriters, that are consistent with this Section 5.10 or that are necessary to give further effect thereto.  Acquiror shall have the authority to issue stop orders to its transfer agent in order to prevent transfers of securities in contravention of this Section 5.10.

5.11

Legend.  Each stock certificate representing shares of Acquiror common stock issued pursuant to Article 1 hereof, unless registered pursuant to an effective registration statement, shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO RESTRICTIONS ON THE USE OF SUCH SECURITIES IN HEDGING TRANSACTIONS PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER PURSUANT TO WHICH SUCH SECURITIES WERE ISSUED.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

ARTICLE 6

CONDITIONS TO CLOSING

6.1

Conditions to Obligations of Acquiror.  Acquiror’s obligation to effect Merger I and to take the other actions required to be taken by Acquiror at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

6.1.1

Accuracy of Representations.  The representations and warranties of AirPatrol contained in Article 2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at the Closing Date (except that representations and warranties given as of a specific date shall be true and correct only as of such date).

6.1.2

Accuracy of Financial Statements.  The AirPatrol Preliminary Financial Statements delivered in connection with the execution and delivery of this Agreement shall be correct and accurate in all material respects, and shall not differ materially from the AirPatrol Closing Financial Statements.

6.1.3

AirPatrol’s  Performance.  The covenants and obligations that AirPatrol is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, shall have been duly performed and complied with in all material respects.

6.1.4

Governmental Approvals.  Other than the filing of the Articles of Merger I in accordance with the terms of Section 1.2, all Governmental Authorizations from, or expirations of waiting periods imposed by, any Governmental Body required for the consummation of the Transaction shall have been filed, occurred or been obtained other than Governmental Authorizations or expirations, the failure to obtain or effect, would not reasonably be expected to materially adversely affect AirPatrol, its Subsidiary, or AirPatrol’s or its Subsidiary’s ownership or use of any of their Assets.

6.1.5

Shareholder Approval.  AirPatrol shall have obtained the requisite approval of the AirPatrol Shareholders as necessary to adopt this Agreement, approve the principal terms of Merger I and consummate the Contemplated Transactions (the “Shareholder Approval”).

6.1.6

No Material Adverse Change. Since the date of this Agreement, there shall not have been any fact, circumstance, change, event, occurrence or development with respect to AirPatrol or its Subsidiary that, individually or in the aggregate with all other facts, circumstances, changes, events, occurrences or developments that have occurred since the date of this Agreement, has had a Material Adverse Effect on AirPatrol.

6.1.7

Additional Documents.  Each of the following documents must have been delivered to Acquiror:

(a)

a final Projected Closing Balance Sheet, together with an estimate of AirPatrol’s Indebtedness (including an estimate and calculation of its Unpaid Tax Obligations and Employee Obligations), in each case as of the Closing;

(b)

a final Closing Spreadsheet;

(c)

a final Consideration Certificate, including any wire transfer instructions for each Person to whom Acquiror is making payment on behalf of AirPatrol and the AirPatrol Shareholders in respect of AirPatrol Indebtedness, Employee Transaction Related Expenses or AirPatrol Merger Expenses at the Closing; provided however, that receipt of the same shall not be deemed to be an agreement that any amount set forth in the Consideration Certificate is accurate and shall not diminish Acquiror’s remedies under this Agreement in the event that any such amount is inaccurate;

(d)

a certificate of good standing with respect to AirPatrol issued by the Secretary of State of Nevada;

(e)

a certificate of good standing (or equivalent document) with respect to the Subsidiary, issued by the appropriate Governmental Body in the jurisdiction of incorporation of the Subsidiary;

(f)

the employment agreements in the forms attached as Exhibits E-1,  E-2, E-3 and E-4 respectively (“Employment Agreements”) duly executed by the Chief Executive Officer, Chief Technology Officer, VP of Marketing and VP of Sales of AirPatrol; and

(g)

the non-competition Agreements in the form attached as Exhibit D-1, D-2 and D-3 (“Non-Competition Agreements”) duly executed by Cleve Adams, Sage Osterfeld, and Bobby Hernandez respectively, for a term of three (3) years following the Closing.

6.1.8

Cancellation and Extinguishment of Options.  All Options of AirPatrol shall have been cancelled.

6.1.9

Cancellation of Warrants.  All outstanding warrants of AirPatrol shall have been cancelled or exercised in accordance with their respective terms.

6.1.10

Compliance Certificate.  An officer of AirPatrol shall have executed and delivered a compliance certificate in the form attached as Exhibit B to Acquiror dated as of the Closing Date, attaching a true and correct copy of the articles of organization, corporate bylaws, and resolutions of its board of directors approving this Agreement, Merger I and the Contemplated Transactions, and certifying AirPatrol’s compliance with and satisfaction of the conditions set forth in Section 6.1.1 through 6.1.5 and 6.1.16 of this Article 6.

6.1.11

Securities Exemption.  An exemption from registration under the Securities Act shall be available with respect to the issuance of the Stock Merger Consideration, Holdback Shares and Earnout Stock, to the AirPatrol Shareholders.

6.1.12

Dissenting Shareholders.  Holders of not more than 10% of the issued and outstanding AirPatrol Common Stock and AirPatrol Preferred Stock shall have elected to, or continue to have contingent rights to, exercise appraisal rights or dissenter’s rights under the Dissenters’ Rights Statutes as to such shares.

6.1.13

Resignation and Appointment of Directors.  All directors on the Board of AirPatrol prior to the Closing, who are not listed on Schedule 1.6, shall have delivered resignation letters to the Board of AirPatrol effective upon Closing.  The Board of Directors of the Surviving Corporation I shall be comprised of the individuals listed on Schedule 1.6, effective upon Closing.

6.1.14

Third Party Consents.  AirPatrol shall have received duly executed copies of all third party consent, approvals, assignments, notices, waivers, authorizations or other certificates set forth in Section 4.5, and delivered copies of the same to Acquiror.

6.1.15

No Proceedings.  At Closing there shall not have been commenced or Threatened against Acquiror, or against any Person affiliated with Acquiror, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that would be reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.1.16

Financing.  The Acquiror shall have completed an initial public offering of its common stock pursuant to an effective registration statement on Form S-1, which public offering will have gross proceeds to Acquiror of at least $10,000,000 at a price per share and on terms acceptable to the board of directors of Acquiror in its sole discretion.

6.1.17

Secured Note.  All outstanding principal and accrued unpaid interest under the Secured Note shall have been paid by AirPatrol through Acquiror’s deduction of such amounts from the Cash Merger Consideration at Closing.

6.2

Conditions Precedent to AirPatrol’s Obligation to Close.  The obligation of AirPatrol to consummate Merger I and to take the other actions required to be taken by AirPatrol at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by AirPatrol, in whole or in part):

6.2.1

Accuracy of Representations.  All of Acquiror’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2.2

Acquiror’s Performance.

(a)

The covenants and obligations that Acquiror is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), shall have been performed and complied with in all material respects.

(b)

Acquiror shall have delivered the Merger Consideration that is due at Closing pursuant to Section 1.7.

6.2.3

Consents.  Each of the consents identified in Schedule 4.5 shall have been obtained and shall be in full force and effect.

6.2.4

Additional Documents.  Acquiror shall have caused the following documents to be delivered to AirPatrol:

(a)

certificates of good standing of Acquiror and each Merger Sub, respectively, issued by the Secretary of State of the State of Nevada; and

(b)

such other documents Acquiror is required to deliver to AirPatrol pursuant to this Agreement.

6.2.5

No Injunction.  There shall not be in effect any Law or any injunction or other Order that (a) prohibits the consummation of Merger I and the other transactions contemplated hereby, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

6.2.6

Financing.  The Acquiror shall have completed an initial public offering of its common stock pursuant to an effective registration statement on Form S-1, which public offering will have gross proceeds to Acquiror of at least $10,000,000 at a price per share and on terms acceptable to the board of directors of Acquiror in its sole discretion.

6.2.7

Listing of Additional Shares.  Prior to the Closing, Acquiror shall file with the Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to all of the Stock Merger Consideration, a copy of which shall have been provided to AirPatrol.

6.3

Items to be Delivered by the Parties at the Closing.  At the Closing, in addition to the Merger Consideration, the Parties shall deliver each of the following:

6.3.1

Articles of Merger.  Each Party to this Agreement shall deliver duly executed counterparts to the Articles of Merger I.

6.3.2

Escrow Agreement.  Each Party to the Escrow Agreement shall deliver duly executed counterparts to the Escrow Agreement.

6.3.3

Acquiror Authorizations.  Acquiror shall deliver to AirPatrol a certificate or certificates of an executive officer of Acquiror attaching copies of the resolutions authorizing (a) the execution, delivery and performance of Acquiror’s obligations under this Agreement and certifying that such resolutions have been duly and validly approved and authorized by the Board of Directors of Acquiror and (b) the execution, delivery and performance of Merger Subs’ obligations under this Agreement and certifying that such resolutions have been duly and validly approved and authorized by the sole shareholder of Merger Sub.

6.3.4

Merger Sub Authorizations.  Acquiror shall deliver to AirPatrol a certificate of an executive officer of Merger Sub attaching copies of the resolutions authorizing the execution, delivery and performance of Merger Sub’s obligations under this Agreement and certifying that such resolutions have been duly and validly approved and authorized by the Board of Directors of Merger Sub.

ARTICLE 7

INDEMNIFICATION

7.1

Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, the certificate delivered pursuant to Section 6.1.11, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of 12 months (the “Expiration Date”); except that the representations and warranties of AirPatrol regarding Organization and Good Standing (Section 2.1), Authority/No Conflict (Section 2.2), Capitalization (Section 2.3), Taxes (Section 2.9), and Brokers or Finders (Section 2.23) (together, the “AirPatrol Specified Representations”), the representations and warranties of Buyer regarding Organization and Good Standing (Section 3.1), Authority/No Conflict (Section 3.2), Capitalization (Section 2.3) and Brokers or Finders (Section 3.10) (the “Acquiror Specified Representations, and together with the AirPatrol Specified Representations, the “Specified Representations”), the Post-Closing Covenants in Article 9, and the covenants to pay Merger Consideration in Section 1.7, shall survive the Closing for a period of three (3) years; and provided that there shall be no limitation on the survival of representations, warranties or claims arising out of actual fraud.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 7.1 are the result of arms’-length negotiation and that they intend for the time periods to be enforced as agreed by the parties.

7.2

Indemnification and Payment of Damages by AirPatrol Parties.  The AirPatrol Shareholders, severally and not jointly in accordance with their pro rata share of the Merger Consideration (including but not limited to the Holdback Shares and Earnout Payment), hereby agree to indemnify and hold harmless Acquiror and its respective Representatives, shareholders, controlling persons, and Affiliates (collectively, the  “Acquiror Indemnified Party(ies)”) for, and will pay to the Acquiror Indemnified Parties the amount of, any Damages, whether or not involving a claim brought by a third party (“Third Party Claim”), arising, directly from (without duplication):

7.2.1

any breach or inaccuracy of any representation or warranty made by AirPatrol in (i) this Agreement, (ii) AirPatrol’s Closing Documents delivered pursuant to Section 6.1.8, or (iii) any other certificate, document, writing or instrument delivered by AirPatrol pursuant to this Agreement, and any Third Party Claim alleging facts that, if true, would constitute such a breach or inaccuracy;

7.2.2

any nonfulfillment or breach by AirPatrol prior to the Closing of any covenant or obligation of AirPatrol in this Agreement, or in any other certificate, document, writing or instrument delivered by AirPatrol pursuant to this Agreement;

7.2.3

any (i) Indebtedness of AirPatrol as of the Closing exceeding such AirPatrol Indebtedness identified in the Consideration Certificate, (ii) the Indemnifiable Merger Expenses, (iii) Employee Transaction Related Expenses exceeding such Employee Transaction Related Expenses identified in the Consideration Certificate and other than Indebtedness arising under the Secured Note, (iv) Employee Obligations as of the Closing exceeding such Employee Obligations identified in the Consideration Certificate, or (v) Unpaid Tax Obligations as of the Closing exceeding such Unpaid Tax Obligations identified in the Consideration Certificate;

7.2.4

any inaccuracies in the Closing Spreadsheet or Consideration Certificate;

7.2.5

any payments paid or owed by Surviving Corporation II with respect to or in connection with any Dissenting Shares to the extent that the aggregate amount of such payments exceeds the consideration that otherwise would have been payable pursuant to Article 1 upon the exchange of the Dissenting Shares if such former shareholders had not exercised their dissenter’s rights;

7.2.6

(i) any Taxes of AirPatrol or its Subsidiary, and (ii) any Liability of AirPatrol or its Subsidiary for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations or under any comparable or similar provision of state, local or foreign Law, as a transferee or successor, or pursuant to any contractual obligation (other than a contractual obligation entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes), in each case, attributable to any Pre-Closing Tax Period except to the extent there is an accrual or reserve for such Taxes on the Projected Closing Balance Sheet; or

7.2.7

any unpaid amounts owed by AirPatrol to the Acquiror under the Secured Note;

7.2.8

any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with AirPatrol (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

7.3

Indemnification and Payment of Damages by Acquiror.  Acquiror will indemnify and hold harmless the AirPatrol Shareholders, and will pay to the AirPatrol Shareholders the amount of any Damages arising, directly from or in connection with (a) any breach of any representation or warranty made by Acquiror in this Agreement or in any certificate delivered by Acquiror pursuant to this Agreement, or (b) any breach by Acquiror of any covenant or obligation of Acquiror in this Agreement.

7.4

Insurance.  The Acquiror Indemnified Parties and AirPatrol Shareholders (each an “Indemnified Party”) shall use commercially reasonable efforts to seek such recovery under any insurance policy or similar instrument that would reasonably be expected to be available for reimbursement of any Damages prior to seeking indemnification pursuant to this Article 7, and the amount of Damages shall be reduced by the amount actually recovered.

7.5

Duty to Mitigate.  Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages subject to indemnification obligations under this Agreement (including, in the case of Damages resulting from intellectual property infringement, through the license of intellectual property or through the design and implementation of intellectual property that does not so infringe).

7.6

Time Limitations.  If the Closing occurs, AirPatrol and the AirPatrol Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless during the survival period in Section 7.1 for the applicable representation, warranty, covenant or obligation the Acquiror notifies AirPatrol of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Acquiror.  If the Closing occurs, Acquiror will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless during the survival period in Section 7.1 for the applicable representation, warranty, covenant or obligation AirPatrol notifies Acquiror of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by AirPatrol.

7.7

Limitations On Amount-AirPatrol Shareholders.

7.7.1

Basket. The AirPatrol Shareholders will have no liability (for indemnification or otherwise) with respect to any of the matters described in this Article 7 until the total of all Damages with respect to such matters exceeds $150,000, and then for all such Damages.   However, this Section 7.7.1 will not apply to any claim of fraud or any intentional breach by AirPatrol, or the AirPatrol Shareholders, of any covenant or obligation.

7.7.2

Damages With Respect to Certain Breaches.   Notwithstanding anything to the contrary contained in this Agreement, the AirPatrol Shareholders shall not have any liability or indemnification obligation under this Article 7 for any Taxes of AirPatrol or its Subsidiary (A) resulting from any election made by Acquiror or any of its Affiliates under Section 338 of the Code, (B) resulting from any action taken after the Closing on the Closing Date by the Acquiror or any of its Affiliates, including AirPatrol, (C) attributable to a breach by Acquiror or any of its Affiliates of its obligations under this Agreement, or (D) attributable to any taxable period commencing after the Closing Date.

7.7.3

Cap.  Notwithstanding anything to the contrary in this Agreement or otherwise, the maximum aggregate liability of all AirPatrol Shareholders for indemnification arising out of matters referred to in Section 7.2, other than in the case of fraud by the Parties to this Agreement other than Acquiror, which shall be subject to no limit, shall be as follows:

(a)

with respect to any breach of representations and warranties set forth in Section 2.20 (Intellectual Property), maximum aggregate liability shall not exceed 50% of the aggregate Merger Consideration such AirPatrol Shareholder actually received pursuant to Article 1, minus such AirPatrol Shareholder’s pro rata share of any and all other Damages that such AirPatrol Shareholder is obligated to indemnify under this Article 7 out of the Holdback Shares and the Earnout Payment pursuant to Section 7.7.3(b) below; and

(b)

with respect to all other matters, maximum aggregate liability shall not exceed the total amount of the Holdback Shares and up to $2,000,000 of the Earnout Payment.

7.8

Limitations On Amount-Acquiror.

7.8.1

Basket.  Acquiror will have no liability (for indemnification or otherwise) with respect to any of the matters described in this Article 7 until the total of all Damages with respect to such matters exceeds $150,000, and then for all such Damages.  However, this Section 7.8.1 will not apply to any claim of fraud or any intentional breach by Acquiror of any covenant or obligation.

7.8.2

Cap.  The maximum aggregate liability of Acquiror for indemnification arising out of matters referred to in Section 7.3, other than in the case of fraud by the Acquiror, shall not exceed an amount equal to 20% of the aggregate Merger Consideration.

7.9

Procedure For Indemnification; Third Party Claims.

7.9.1

Promptly after receipt by an Indemnified Party of notice of the commencement of any Proceeding subject to indemnification under Sections 7.2 or 7.3, such Indemnified Party will give notice to the indemnifying Party (the “Indemnifying Party”) of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.  In each case where the Indemnified Party or the Indemnifying Party is, collectively, the AirPatrol Shareholders, then all references to such Indemnified Party or Indemnifying Party, as the case may be, in this Article VII shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

7.9.2

If any Proceeding referred to in this Article 7 is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (a) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (b) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims  may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (i) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (c) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding; however, no compromise or settlement shall be effected by the Indemnified Party without the Indemnifying Party’s consent.

7.9.3

Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may materially and adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

7.10

Procedure For Indemnification; Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Representative or the Acquiror, as applicable (each, an “Indemnifying Party Representative”), and shall be brought and resolved exclusively as follows:

7.10.1

In the event of a claim by an Indemnified Party, on or before the applicable Release Date, such Indemnified Party shall deliver (in accordance with Section 11.12 hereof) a claim notice (a “Claim Notice”) to the Indemnifying Party Representative (and the Escrow Agent, in the case of a claim by an Acquiror Indemnified Party)  stating that Damages are alleged to exist with respect to the indemnification obligations of the Indemnifying Party pursuant to Section 7.2 or Section 7.3, as applicable, and specifying in reasonable detail the individual items of such Damages included in the amount so stated (the “Claimed Amount”), the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant, claim or cost to which such item is related.  The delivery of any Claim Notice with respect to any indemnification obligation under Section 7.2 or 7.3 shall not limit the right of an Indemnified Party to submit one or more additional Claim Notices with respect to the same or any other indemnification obligation.

7.10.2

Claims Against Holdback Shares.  The Holdback Shares shall be held by the Escrow Agent for the benefit of AirPatrol Shareholders (but subject to any claims of Acquiror Indemnified Parties asserted pursuant to Section 7.2).

7.11

Objections to Claims.

7.11.1

During the 30-day period commencing upon receipt by an Indemnifying Party Representative of a Claim Notice from an Indemnified Party (the “Dispute Period”), the Indemnifying Party  may deliver to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party Representative: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party.  If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Indemnifying Party Representative’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be.  Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice (or the entire Claimed Amount, if the Indemnifying Party Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnified Party) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnified Party to the Claimed Amount).  If a Response Notice is not received by the Indemnified Party from the Indemnifying Party Representative prior to the expiration of the Dispute Period, then the Indemnifying Party Representative shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnified Party.

7.11.2

If the Indemnifying Party Representative in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, or if no Response Notice is received by the Indemnified Party from the Indemnifying Party Representative prior to the expiration of the Dispute Period, then (i) in the case of indemnification under Section 7.2, (x) within three Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, Acquiror and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to cause the release of a number of Holdback Shares to Acquiror for cancellation out of the Escrow Account, having a an aggregate value at the Fair Market Value equal to the Claimed Amount (to the extent of the Holdback Shares); and (y) if the number of Holdback Shares is insufficient to cover the full Claimed Amount, then, subject to the limitations contained in Section 7.7, 7.9 and 7.10, each AirPatrol Shareholder shall owe the Acquiror such AirPatrol Shareholder’s pro rata share of the amount of such deficiency to the Acquiror, which the Acquiror shall be entitled to deduct from the Earnout Payment or recover directly from each such AirPatrol Shareholder, or (ii) in the case of indemnification under Section 7.3, subject to the limitations contained in Section 7.7, and 7.10, Acquiror shall pay within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period to the Paying Agent for distribution to the AirPatrol Shareholders the amount of such Claimed Amount.

7.11.3

If the Indemnifying Party Representative delivers a Response Notice to the Indemnified Party during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to Indemnified Party (the “Agreed Amount”), then (i) in the case of indemnification under Section 7.2, (x) within three Business Days following the delivery of such Response Notice, Acquiror and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release a number of Holdback Shares to Acquiror for cancellation out of the Escrow Account, having an aggregate value at the Fair Market Value equal to the Agreed Amount (to the extent of the Holdback Shares); and (y) if the number of Holdback Shares is insufficient to cover the full Agreed Amount, then, subject to the limitations contained in Section 7.7, 7.9 and 7.10, each AirPatrol Shareholder shall owe the Acquiror such AirPatrol Shareholder’s pro rata share of the amount of such deficiency to the Acquiror, which the Acquiror shall be entitled to deduct from the Earnout Payment or recover directly from each such AirPatrol Shareholder, or (ii) in the case of indemnification under Section 7.3, subject to the limitations contained in Section 7.7, and 7.10, Acquiror shall pay within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period to the Paying Agent for distribution to the AirPatrol Shareholders the amount of such Agreed Amount.

7.11.4

If the Indemnifying Party Representative delivers a Response Notice to the Indemnified Party during the Dispute Period indicating that there is a Contested Amount, the Indemnifying Party Representative and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnifying Party Representative and the Indemnified Party resolve such dispute, such resolution shall be binding on the Indemnifying Party Representative, the Indemnifying Party and such Indemnified Party and a settlement agreement stipulating the amount owed to such Indemnified Party (the “Stipulated Amount”) shall be signed by such Indemnified Party and the Indemnifying Party Representative.  In the case of indemnification under Section 7.2, within three Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, Acquiror and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release a number of Holdback Shares to Acquiror for cancellation out of the Escrow Account, having an aggregate value at the Fair Market Value equal to the Stipulated Amount (to the extent of the Holdback Shares).  If the number of Holdback Shares is insufficient to cover the full Stipulated Amount, then, subject to the limitations contained in Section 7.7, 7.9 and 7.10, each AirPatrol Shareholder shall owe the Acquiror such AirPatrol Shareholder’s pro rata share of the amount of such deficiency to the Acquiror, which the Acquiror shall be entitled to deduct from the Earnout Payment or recover directly from each such AirPatrol Shareholder.  In the case of indemnification under Section 7.3, subject to the limitations contained in Section 7.7, and 7.10, Acquiror shall pay within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period to the Paying Agent for distribution to the AirPatrol Shareholders the amount of such Stipulated Amount.

7.11.5

In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnified Party, on the one hand, and the Indemnifying Party Representative, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnified Party or Surviving Corporation II), such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration as set forth in Section 11.13.  Notwithstanding the preceding sentence, nothing in this Section 7.11.5 shall prevent the Indemnified Party from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute pursuant to Section 11.13.

7.11.6

Upon resolution of an Arbitrable Dispute, (i) in the case of indemnification under Section 7.2, (x) within three Business Days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, Acquiror and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release a number of Holdback Shares to Acquiror for cancellation out of the Escrow Account, having an aggregate value at the Fair Market Value equal to the amount of the award to the Indemnified Party (the “Award Amount”), if any (to the extent of the Holdback Shares); and (ii) if the number of Holdback Shares is insufficient in the aggregate to cover the full Award Amount, then, subject to the limitations contained in Section 7.7, 7.9 or 7.10, each AirPatrol Shareholder shall owe the Acquiror such AirPatrol Shareholder’s pro rata share of the amount of such deficiency to the Acquiror, which the Acquiror shall be entitled to deduct from the Earnout Payment within ten (10) Business Days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, such AirPatrol Shareholder’s pro rata share of the amount of such deficiency to the Indemnified Party, or recover such amounts directly from each such AirPatrol Shareholder, or (ii) in the case of indemnification under Section 7.3, subject to the limitations contained in Section 7.7, and 7.10, Acquiror shall pay within ten (10) Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period to the Paying Agent for distribution to the AirPatrol Shareholders the amount of such Claimed Amount.

7.11.7

Subject to the limitations contained in this Article 7, so long as the number of Holdback Shares (at Fair Market Value) exceeds the aggregate amount of all claims for indemnification, compensation or reimbursement that have been asserted but not resolved, the Acquiror Indemnified Parties shall seek to recover amounts in respect of such claims from the Holdback Shares prior to seeking to recover amounts in respect of such claims directly from any Indemnifying Party or by deduction from the Earnout Payment; provided, however, that the Acquiror Indemnified Parties may not recover any amount outside of the Holdback Shares from the AirPatrol Shareholders unless the Holdback Shares in the Escrow Account have first been entirely exhausted.

7.11.8

Promptly after the Expiration Date, Acquiror will notify the Representative in writing of the amount that Acquiror determines in good faith to be adequate to ensure satisfaction all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved on or prior to 11:59 p.m. (California time) on the Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Holdback Escrow Amount”).  Within 10 Business Days following the Expiration Date, Acquiror and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to the AirPatrol Shareholders, the number of Holdback Shares equal to (i) the Holdback Shares held in the Escrow Account as of the Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) that number of Holdback Shares then having a Fair Market Value equal to the Retained Holdback Escrow Amount (if any), with each AirPatrol Shareholder to receive a portion thereof equal to the product obtained by multiplying (A) the Holdback Shares to be so released by (B) such AirPatrol Shareholder’s pro rata share of the portion of the Merger Consideration that was contributed to the Holdback Escrow on behalf of the AirPatrol Shareholder.

7.11.9

Following the Expiration Date, after resolution and payment of a Continuing Claim, Acquiror and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to the AirPatrol Shareholders, the number of Holdback Shares equal to (i) the Holdback Shares held in the Escrow Account as of the date of such resolution and payment minus (ii) the number of Holdback Shares that Acquiror determines in good faith to be adequate to ensure satisfaction of other Continuing Claims (as determined in accordance with Section 7.13.8 above and which Holdback Shares will continue to be held in the Escrow Account), with each AirPatrol Shareholder to receive a portion thereof equal to the product obtained by multiplying (1) the Holdback Shares to be so released by (2) such AirPatrol Shareholder’s pro rata share of the portion of the Merger Consideration that was contributed to the Holdback Escrow on behalf of such AirPatrol Shareholder.

7.12

Except with respect to the Representative’s rights under Section 9.2, recovery by an Indemnified Party under this Article 7 shall be the sole and exclusive remedy under, arising from or related to this Agreement and for the matters listed in Section 7.2 or 7.3 of this Agreement, other than actions against a Person arising out of such Person’s direct involvement in any fraud.

ARTICLE 8

REGISTRATION RIGHTS

8.1

Shelf Registration Statement.

8.1.1

Filing; Effectiveness; Expenses.  Acquiror shall:

(a)

file on or before the date thirty (30) days from the Closing Date, an “evergreen” shelf registration statement on Form S-1 pursuant to Rule 415 under the Securities Act (or any successor provisions), providing for an offering to be made on a continuous basis of the Stock Merger Consideration (the “Shares”) issued pursuant to this Agreement (the “Shelf Registration”);

(b)

use reasonable best efforts to cause the Shelf Registration to become effective no later than the date that is 180 days after the Closing Date, and in any event as soon as practicable after such filing;

(c)

use commercially reasonable efforts to maintain in effect, supplement and amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act, for a period of two (2) years after it becomes effective;

(d)

furnish, upon request, to the holders of the Shares to which the Shelf Registration relates copies of any supplement or amendment to such Shelf Registration prior to such supplement or amendment being used and/or filed with the SEC; and

(e)

pay all registration expenses in connection with the Shelf Registration, whether or not it becomes effective, and whether all, some or none of the Shares to which it relates are sold pursuant to it.

8.1.2

Effective Shelf Registration Statement.

(a)

If at any time, the Shelf Registration ceases to be effective, Acquiror shall use its best efforts to file and use its commercially reasonable efforts to cause to become effective a new “evergreen” shelf registration statement providing for an offering to be made on a continuous basis of the Shares. Such shelf registration statement shall be filed on Form S-1 (or, if available at such time, on Form S-3).

(b)

If, after the Shelf Registration has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, Acquiror shall use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

ARTICLE 9

POST-CLOSING COVENANTS

9.1

Conduct of Business.

9.1.1

The day to day business of Surviving Corporation II will continue to be directed by its Board of Directors and conducted in generally the same manner as AirPatrol has historically been operated.  AirPatrol shall, and shall cause Surviving Corporation II to, operate the business of AirPatrol in a manner which would not be reasonably likely to frustrate or diminish Surviving Corporation II’s ability to cause the Earnout Payment to be earned in full.

9.1.2

After the Closing of the Transaction until the earlier of the payment in full of the maximum Earnout Payment and the date of final determination of the Earnout Payment pursuant to Section 1.7.6:

(a)

the day-to-day management of Surviving Corporation II shall be conducted by those individuals who were AirPatrol’s officers prior to the Closing at the direction of the Board of Directors of Acquiror (subject to Section 9.1.1 above and this Section 9.1.2);

(b)

Acquiror shall not take any action the primary purpose of which is to reduce or eliminate the payment of the Earnout Payment; and

(c)

in the event that Acquiror enters into an agreement with a third party or parties that contemplates a Change in Control of Acquiror, the Acquiror shall require as a condition to such transaction that the persons acquiring control of the Acquiror shall assume the obligation to make the Earnout Payment stipulated under this Agreement.

9.1.3

Prior to the date of final determination of the Earnout Payment pursuant to Section 1.7.6, upon the breach by Acquiror of any of its obligations under this Section 9.1, where such breach is not cured within ten (10) Business Days of notice thereof, the Earnout Payment shall become immediately due and payable.

9.2

Representative.

9.2.1

Appointment.  Representative Services LLC is hereby appointed as Representative, to represent the AirPatrol Shareholders in connection with any and all claims for indemnification that Acquiror or any other Indemnified Person may have against any AirPatrol Shareholder under Article 7 of this Agreement, any potential adjustment to the Merger Consideration and any matter related to amount or payment of the Earnout Payment.  The Representative shall have full power and authority to (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Contemplated Transactions and other matters contemplated hereby or thereby; (ii) authorize release (including by means of not objecting to claims) to Acquiror of Holdback Shares from the Escrow Account; (iii) object to any claims pursuant to Section 7.13; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party, against any such AirPatrol Shareholders or by any such AirPatrol Shareholders against any Indemnified Party or any dispute between any Indemnified Party and any such AirPatrol Shareholders, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) make all decisions and actions relating to any adjustment to the Merger Consideration or the amount or payment of the Earnout Payment, (vii) amend this Agreement, the Escrow Agreement or any other related agreement or any other agreement referred to herein or contemplated hereby; (vii) take any and all actions and do any and all things which this Agreement specifies that the Representative can or shall do; and (viii) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.  The Person serving as the Representative may resign at any time, and may be replaced from time to time by the the AirPatrol Shareholders holding a majority of the voting capital stock of AirPatrol immediately prior to the Effective Time of Merger I upon not less than ten days’ prior written notice to Acquiror and with Acquiror’s written consent, which shall not be unreasonably withheld, conditioned or delayed.  No bond shall be required of the Representative.  Notices or communications to or from the Representative after the Closing shall constitute notice to or from each of the AirPatrol Shareholders.  The Representative accepts its appointment hereunder.

9.2.2

Decisions Final.  Acquiror shall have no right to object to, protest or otherwise contest any matter related to the procedures for action being taken by the Representative as between the Representative and the AirPatrol Shareholders.  Acquiror hereby waives any claims it may have or assert, including those that may arise in the future, against any Representative or any of its affiliates that relate to such Representative’s role as such, including any claims for any action or inaction taken or not taken by the Representative in connection herewith.

9.2.3

Binding Relationship.  Each AirPatrol Shareholder that accepts payment of consideration in respect of this Agreement shall be deemed, by such acceptance of payment, to have agreed that (i) the provisions of this Article 9 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such AirPatrol Shareholder may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Article 9 would be inadequate, (iii) Representative shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Representative brings an action to enforce the provisions of this Article 9 and (iv) the provisions of Article 9 shall be binding upon such AirPatrol Shareholder and the successors and assigns of such AirPatrol Shareholder.  In addition, each AirPatrol Shareholder that accepts payment of consideration in respect of this Agreement shall be deemed, by such acceptance of payment, to:

(a)

have waived any claims he, she or it may have or assert, including those that may arise in the future, against any Representative and any of its affiliates, for any action or inaction taken or not taken by the Representative in connection therewith, absent gross negligence or bad faith of the Representative; and

(b)

have agreed to his or her portion, if any, of the Holdback Shares be paid by Acquiror to the Escrow Agent and disbursed by the Escrow Agent in accordance with the Escrow Agreement.

9.2.4

Notices.  Any notice or communication delivered by Acquiror to the Representative after the Closing shall, as between Acquiror, on the one hand, and the AirPatrol Shareholders, on the other hand, be deemed to have been delivered to all AirPatrol Shareholders.  Acquiror shall be entitled to rely exclusively upon any communication or writings given or executed by the Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Representative.  Acquiror shall be entitled to disregard any notices or communications given or made by the AirPatrol Shareholders (other than the Representative, if applicable) in connection with any claims for indemnity unless given or made through the Representative.

9.2.5

Representative Expenses.  In the event that the Representative determines to hire or retain any attorneys, accountants or other subject matter experts or to incur any third party costs or expenses in connection with any dispute resolution process on the AirPatrol Shareholders’ behalf, all such fees, costs and expenses shall be the sole responsibility of AirPatrol.  Further, all fees, costs, expenses or other liabilities payable by AirPatrol or the Representative to the Escrow Agent in accordance with the Escrow Agreement (including, without limitation, pursuant to any indemnity for the benefit of the Escrow Agent thereunder) shall be deemed a Merger Expense that is the sole responsibility of AirPatrol.  In the event that any travel by the Representative or its agents is reasonably required in connection with the performance of its obligations under this Agreement or the Representative is required to directly pay any costs or expenses for which he is entitled to reimbursement, the Representative shall be reimbursed by AirPatrol for all such reasonable expenses in the same manner as if such expenses were third party expenses under the terms set forth herein, and such reimbursement shall be treated as a Merger Expense of AirPatrol.  On the initial date for release of the Holdback Shares pursuant to the Escrow Agreement (“Release Date”), or such later date when all indemnification claims made by Acquiror pursuant to Article 7 hereof shall have been finally resolved in accordance therewith, the Representative shall have the right to recover reasonable expenses incurred by the Representative in connection herewith by receiving shares out of the portion of the Escrow to be released upon the initial Release Date valued at the Fair Market Value of the Acquiror Common Stock as of the date that is three trading days before such date, following any distribution thereof to Acquiror, but prior to any distribution thereof to AirPatrol Shareholders, and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Representative expenses actually incurred.

9.2.6

Limitation of Liability.  In addition to all the protections and rights granted to the Representative in this Article 9, to the maximum extent permissible by applicable law, the Representative (and any successor to the Representative) will incur no liability to Acquiror, Merger Sub, AirPatrol or the AirPatrol Shareholders with respect to any action or inaction taken or failed to be taken in connection with its services as the Representative, except in the event of liability directly resulting from its own gross negligence or bad faith.  The Representative may rely in good faith conclusively upon information, reports, statements and opinions prepared by professionals hired or retained by the Representative any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The AirPatrol Shareholders shall severally (based on such AirPatrol Shareholder’s pro rata share of the Holdback Shares compared to the aggregate pro rata share of all AirPatrol Shareholders) and not jointly indemnify the Representative and hold it harmless against any loss, liability, expense, damage, claim, penalty, fine, forfeiture, action, fee and cost (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment), (collectively, “Representative Losses”) arising out of or in connection with the acceptance or administration of its duties hereunder in each case as such loss, liability or expense is incurred or suffered; provided that in the event it is finally adjudicated that such Representative Loss or any portion thereof was primarily caused by the gross negligence or bad faith of the Representative, the Representative will reimburse the AirPatrol Shareholders the amount of such indemnified Representative Loss attributable to such gross negligence or bad faith.  If not paid directly to the Representative by the AirPatrol Shareholders, any such Representative Losses may be recovered by the Representative from (i) the amounts in the Escrow Account at such time as remaining amounts would otherwise be distributable to the AirPatrol Shareholders, and (ii) from the Earnout Payment at such time as the Earnout Payment would otherwise be distributable to the AirPatrol Shareholders; provided, that while this section allows the Representative to be paid from the Escrow Fund and the Earnout Payment, this does not relieve the AirPatrol Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the AirPatrol Shareholders or otherwise. The AirPatrol Shareholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

9.3

Indemnification of AirPatrol Directors and Officers.  Acquiror will, and will cause Surviving Corporation I and Surviving Corporation II to, fulfill and honor in all respects the obligations of AirPatrol to its directors and officers as of immediately prior to the Effective Time of Merger I (the “AirPatrol Indemnified Parties”) pursuant to any indemnification provisions under AirPatrol’s Organizational Documents as in effect on the date of this Agreement and pursuant to any indemnification agreements between AirPatrol and such AirPatrol Indemnified Parties existing as of the date of this Agreement (the “AirPatrol Indemnification Provisions”), with respect to claims arising out of matters occurring at or prior to the Effective Time of Merger I.  Any claims for indemnification made under this Section 9.3 on or prior to the sixth anniversary of the Effective Time of Merger I shall survive such anniversary until the final resolution thereof.  Surviving Corporation I and Surviving Corporation II shall retain or include in each of their respective articles of incorporation and bylaws any indemnification provisions, including provisions respecting the advancement of expenses, in effect immediately prior to the Effective Time of Merger I, for the benefit of the AirPatrol Indemnified Parties, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to the AirPatrol Indemnified Parties or as required by law).

9.4

AirPatrol Records.  Following the Closing, AirPatrol shall make all AirPatrol records available to Acquiror including but not limited to business records, financial books and records, accounts, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations.

ARTICLE 10

TERMINATION

10.1

Termination.  This Agreement may be terminated and the Transaction abandoned at any time prior to the Effective Time of Merger I:

10.1.1

by mutual agreement of AirPatrol and Acquiror;

10.1.2

by Acquiror or AirPatrol if the Closing Date shall not have occurred by February 28, 2014; provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

10.1.3

by Acquiror or AirPatrol if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Transaction, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Body that would make consummation of the Closing illegal; or

10.1.4

by Acquiror if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Body, which would: (i) prohibit Acquiror’s ownership or operation of any portion of the business of AirPatrol or (ii) compel Acquiror or AirPatrol to dispose of or hold separate all or any portion of the business or assets of AirPatrol or Acquiror as a result of the Transaction.

10.2

Effect of Termination.   In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, AirPatrol or the Representative, or their respective officers, directors or shareholders, if applicable; provided, however, that each party hereto shall remain liable for any breach of any covenant contained in this Agreement prior to its termination; and provided further, however, that this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 9.

ARTICLE 11

MISCELLANEOUS

11.1

Governing Laws.  It is the intention of the Parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties. Any dispute, claim or controversy seeking (a) to enforce an arbitration ruling rendered pursuant to Section 11.13, or (b) specific performance or other equitable relief pursuant to Section 11.11 shall be subject to the non-exclusive jurisdiction of the courts of the State of California (the “Applicable Courts”).  The Parties hereby consent to the jurisdiction of the above designated courts and to the service of process by registered mail, return receipt requested, or by any other manner provided by the laws of California.  By executing and delivering this Agreement and subject in all cases to the Escrow Agreement and Article 7, the Parties irrevocably (a) accept generally and unconditionally the jurisdiction and venue of the Applicable Courts in connection with any such action or proceeding; and (b) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the Applicable Courts.  The Parties hereby further irrevocably waive and agree not to plead or claim in any such court that such party is not subject personally to the jurisdiction of such court, that such action or proceeding brought in any such court has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED BY THIS AGREEMENT.  Notwithstanding anything to the contrary in this Section 11.1, for the avoidance of doubt the Parties agree that this Section 11.1 shall not interfere with the provisions of Article 7 of this Agreement.

11.2

Binding upon Successors and Assigns.  Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, Representatives, administrators and assigns of the Parties.  Neither AirPatrol nor any Representative shall assign this Agreement to any person or Entity (including by operation of law) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld.

11.3

Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to effect reasonably the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.4

Entire Agreement.  This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto.

11.5

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as signatories.

11.6

Expenses.  Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. No other legal, accounting, investment banking, broker’s and finder’s fees incurred by AirPatrol or the Representative in connection with the transactions contemplated by this Agreement shall be borne or assumed by Acquiror.

11.7

Amendment and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by Acquiror, AirPatrol and the Representative.  The waiver by a party of a default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

11.8

Survival of Agreements.  All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement for the applicable time period set forth in this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the Parties.

11.9

No Waiver.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

11.10

Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).  The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.  A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees.  No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

11.11

Specific Performance; Remedies.  Each Party hereto acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at Law for any violation by any party of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to any remedies that may be available upon the breach of any such covenants or agreements, each Party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

11.12

Notices.  Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed facsimile, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 11.12.

If to AirPatrol:	AirPatrol Corporation
9861 Broken Land Parkway, Suite 204
Columbia, MD 21046
Attn: Cleve Adams, Chief Executive Officer
Facsimile: (410) 290-3447
Tel: (410) 290-3346
cadams@airpatrolcorp.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attn: Paul Sieben
Facsimile: (650) 473-2601
Tel: (650) 473-2600
psieben@omm.com

If to Acquiror:	Sysorex Global Holdings Corp.
405 Clyde Avenue
Mountain View, CA 94043
Attn.: Nadir Ali, Chief Executive Officer
Fax: (703) 880-7219
Tel: (650) 967-2200
ali@sysorex.com

with a copy (which shall not constitute notice) to:

Richardson & Patel, LLP
1100 Glendon Avenue, Suite 850
Los Angeles, California 90024
Attn: Nimish Patel, Esq.
Facsimile: 310-208-1154
Tel: (310) 208-1182
npatel@richardsonpatel.com

If to Representative:	Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attn: Managing Director
Facsimile: (303) 623-0294
Tel: (303) 648-4085
deals@shareholderrep.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attn: Paul Sieben
Facsimile: (650) 473-2601
Tel: (650) 473-2600
psieben@omm.com

All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered personally, (ii) one Business Day after being sent by courier or by confirmed facsimile, or (iii) three Business Days after being sent by certified or registered mail, return receipt requested, provided, however, that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

11.13

Arbitration.

11.13.1

Except (i) to the extent otherwise provided in Section 11.11 with respect to specific performance or other equitable relief, in the event of any dispute, controversy or claim arising out of relating to or in connection with this Agreement (including any schedule or exhibit hereto) or the breach, termination or validity thereof or the negotiation, execution or performance thereof (a “Dispute”), the parties shall first attempt to settle such Dispute in the first instance by mutual discussions between appropriate representatives of each party.  Within 20 business days of the receipt by a party or parties of a notice from another party or parties of the existence of a Dispute (the “Arbitration Notice”), the receiving party or parties shall submit a written response to the other party or parties (the “Response”).  Both the Arbitration Notice and the Response shall include a statement of each disputing party's position with regard to the Dispute and a summary of arguments supporting that position.  After the Closing, the Representative shall at all times represent any AirPatrol Shareholders in attempting to resolve the Dispute pursuant to this Section 11.13.1.  Within 20 business days of receipt of the Response, the appropriate representatives of the respective parties shall meet and attempt to resolve the Dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such negotiations shall be admissible for any purpose in any subsequent proceedings.  If any Dispute is not resolved within 90 days of receipt of the Arbitration Notice (or within such longer period as to which the parties have agreed in writing), then either Acquiror or the Representative may submit the Dispute to arbitration in accordance with Section 11.13.2.

11.13.2

Any Dispute not timely resolved in accordance with Section 11.13.1 herein, shall be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Streamlined Arbitration Rules and Procedures, except as modified herein (the “Rules”). There shall be a single arbitrator. The parties shall have 15 days from commencement of the arbitration in accordance with the Rules to agree on a single arbitrator.  Failing timely agreement, the arbitrator shall be selected by JAMS.  All arbitration pursuant to Section 11.13.3 shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such arbitration shall be admissible for any purpose in any subsequent proceedings. The place of arbitration shall be Los Angeles, California.  There shall be no discovery in the arbitration and the parties shall only be required to produce in advance of the hearing on the merits any documents which they plan to introduce in evidence at the hearing. The arbitral tribunal is not empowered to award damages in excess of compensatory Damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute.  Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered in any court having jurisdiction.

11.13.3

By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.  The parties hereby submit to the exclusive jurisdiction of the Applicable Courts for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrator(s), and to the non-exclusive jurisdiction of the Applicable Courts for the enforcement of any award issued hereunder.

11.13.4

By executing and delivering this Agreement and subject in all cases to Sections 11.13.1, 11.13.2, and 11.13.3, the parties, irrevocably (i) accept generally and unconditionally the jurisdiction and venue of the Applicable Courts for such purpose; (ii) waive any objections which such party may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings brought in the Applicable Courts and hereby further irrevocably waive and agree not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) agree that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 11.12; and (iv) agree that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.  To the extent permitted by applicable law, each party hereby irrevocably and unconditionally waives all rights to trial by jury in any action, proceeding contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 11.13.4, for the avoidance of doubt the parties agree that this Section 11.13 shall not impact or interfere with the indemnification procedures in Article 7 hereof (it being understood that any Dispute with respect to an Indemnified Party’s entitlement to indemnification under Article 7 shall be subject to the provisions of this Section 11.13).

11.14

Privileged Information.  Acquiror, for itself, Merger Sub I, Merger Sub II, AirPatrol and its and their respective successors and assigns, hereby irrevocably acknowledges and agrees that all attorney-client privileged communications between the AirPatrol Shareholders, AirPatrol and their respective counsel, including, without limitation, O’Melveny & Myers LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the AirPatrol Shareholders, AirPatrol and/or their counsel and would not be subject to disclosure to Acquiror or the Surviving Corporation II in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Acquiror, the Surviving Corporation II nor any Person purporting to act on behalf of or through Acquiror or the Surviving Corporation II, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to AirPatrol, and not the shareholders.  Other than as explicitly set forth in this Section 11.14, the Parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing AirPatrol prior to the Closing shall survive the Closing and continue to be a privilege of AirPatrol (as the case may be), and not the shareholders, after the Closing.

11.15

Construction of Agreement.  This Agreement has been negotiated by the respective Parties and their attorneys and the language hereof shall not be construed for or against any Party.  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

11.16

No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties.  No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other Party.  No Party shall have the power to control the activities and operations of any other and their status is and will continue to be, that of independent contractors with respect to each other.  No Party shall have any power or authority to bind or commit any other.  No Party shall hold itself out as having any authority or relationship in contravention of this Section 11.16.

11.17

Conflict Waiver.  Notwithstanding that AirPatrol has been represented by O’Melveny & Myers LLP (the “Firm”) in the preparation, negotiation and execution of the Transaction agreements, AirPatrol agrees that after the Closing the Firm may represent the Representative, the AirPatrol Shareholders and/or their affiliates in matters related to the Transaction agreements, including without limitation in respect of any indemnification claims pursuant to the Transaction agreements. AirPatrol hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

11.18

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, Entity or Entities may require.

11.19

Further Assurances.  Each Party agrees to cooperate fully with the other Parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

11.20

Absence of Third Party Beneficiary Rights.  Except as set forth in Section 8.3, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, partner of any party hereto or any other person or entity, and, except as specifically provided otherwise herein, all provisions hereof shall be personal solely between the Parties.

11.21

Public Announcements.   Neither AirPatrol, the Representative, nor its Subsidiary or Affiliates of the foregoing shall make any public announcement or news release regarding the Contemplated Transactions under this Agreement or the Closing, without the prior written consent of Acquiror, which consent shall relate to the specific content of any such public announcement or news release.  Notwithstanding anything in this Agreement to the contrary, following Closing, the Representative shall be permitted to, after the public announcement of the Transaction, publicly announce that it has been engaged to serve as the Representative in connection with the Transaction as long as such announcement does not disclose any of the other terms of the Transaction or the other transactions contemplated herein.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ACQUIROR:		AIRPATROL:

Sysorex Global Holdings Corp. a Nevada corporation		AirPatrol Corporation a Nevada corporation

By:	/s/ Nadir Ali	By:	/s/ Cleve Adams

Name:	Nadir Ali	Name:	Cleve Adams

Its:	CEO	Its:	CEO

MERGER SUB I:		SHAREHOLDER REPRESENTATIVE:

AirPatrol Acquisition Corp. I		Representative Services LLC
a Nevada corporation		a Colorado limited liability company, solely in its
capacity as the Representative

/s/ Nadir Ali
Nadir Ali		By:	/s/ Cleve Adams
Chief Executive Officer
		Name:	Cleve Adams

		Its:	CEO
MERGER SUB II:

AirPatrol Acquisition Corp. II
a Nevada corporation

/s/ Nadir Ali
Nadir Ali
Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

by and among

SYSOREX GLOBAL HOLDINGS CORP.

a Nevada corporation (“Acquiror”)

AIRPATROL ACQUISITION CORP. I,

a Nevada corporation (“Merger Sub I”)

AIRPATROL ACQUISITION CORP. II,

a Nevada corporation (“Merger Sub II”)

AIRPATROL CORPORATION

a Nevada corporation (“AirPatrol”), and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(“Representative”)

Dated as of December 20, 2013

INDEX OF SCHEDULES AND EXHIBITS

Schedule/Exhibit               Description

Exhibit A-1	Articles of Merger I
Exhibit A-2	Articles of Merger II
Exhibit B	Compliance Certificate of AirPatrol
Exhibit C-1	Transmittal Letter (Preferred Stock)
Exhibit C-2	Transmittal Letter (Common Stock)
Exhibit D-1	Non-Competition Agreement – Cleve Adams
Exhibit D-2	Non-Competition Agreement – Sage Osterfeld
Exhibit D-3	Non-Competition Agreement – Bobby Hernandez
Exhibit E-1	Employment Agreement – Cleve Adams
Exhibit E-2	Employment Agreement – Guy Levy-Yurista
Exhibit E-3	Employment Agreement – Sage Osterfeld
Exhibit E-4	Employment Agreement – Bobby Hernandez
Exhibit F	Escrow Agreement
Exhibit G	Parachute Payment Waiver
Exhibit H	Retention Plan

AirPatrol Disclosure Schedules

Schedule 2.1	Organization and Good Standing
Schedule 2.2	Authority; No Conflict
Schedule 2.3	Capitalization
Schedule 2.4	AirPatrol Financial Statements
Schedule 2.6	Title to Properties; Encumbrances
Schedule 2.8	No Undisclosed Liabilities
Schedule 2.9	Taxes
Schedule 2.11	Benefit Plans or Arrangements
Schedule 2.12	Compliance with Laws; Governmental Authorizations
Schedule 2.13	Legal Proceedings; Orders
Schedule 2.14	Absence of Certain Changes or Events
Schedule 2.15	Contracts; No Defaults
Schedule 2.17	Insurance
Schedule 2.18	Employees
Schedule 2.20	Intellectual Property
Schedule 2.22	Relationships with Related Persons
Schedule 2.23	Significant Customers and Suppliers
Schedule 2.24	Brokers or Finders

Acquiror Schedules

Schedule 3.2.2	Consents
Schedule 3.3	Capitalization
Schedule 3.6	Litigation
Schedule 3.10	Brokers or Finders

Other Schedules

Schedule 1.6	Board of Directors of Surviving Corporation I
Schedule 1.7.1	Bridge Loans
Schedule 4.4	Section 280G Persons
Schedule 4.5	Required Third Party Approvals

i

APPENDIX 1

Definitions

“280G Proposal” shall have the meaning set forth in Section 4.4.4.

“Accountants” shall have the meaning set forth in Section 1.7.8.

“Accounts Receivable” shall have the meaning set forth in Section 2.7.

“Acquiror Common Stock” shall mean the common stock of Acquiror.

“Acquiror Indemnified Party(ies)” shall have the meaning set forth in Section 7.2.

“Affiliate” shall have the meaning set forth in the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

“Agreed Amount” shall have the meaning set forth in Section 7.11.3.

“Agreement” shall mean this Agreement and Plan of Merger.

“AirPatrol Audited Financial Statements” shall have the meaning set forth in Section 2.4.2.

“AirPatrol Common Stock” shall have the meaning set forth in Section 2.3.1.

“AirPatrol Closing Financial Statements” shall mean, collectively, the AirPatrol Interim Financial Statements reviewed by the Acquiror’s Accountants, together with the AirPatrol Audited Financial Statements audited by the Acquiror’s Accountants, delivered to the Acquiror prior to the Closing.

“AirPatrol Financial Statements” shall mean, collectively, the AirPatrol Preliminary Financial Statements and the AirPatrol Closing Financial Statements.

“AirPatrol Indebtedness” or “Indebtedness of AirPatrol” means, without duplication, the aggregate amount of (i) any obligations of AirPatrol for borrowed money, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (ii) any obligations of AirPatrol evidenced by bonds, debentures, notes or similar instruments, (iii) any obligations of AirPatrol upon which interest charges are customarily paid, (iv) any obligations of AirPatrol under conditional sale or other title retention agreements, (v) any obligations of AirPatrol for the payment of money issued or assumed as the deferred purchase price for any property, service, covenant, settlement, release, waiver or other right (excluding obligations of AirPatrol to creditors for goods and services incurred in the Ordinary Course Business of such Person), (vi) any capitalized lease obligations of AirPatrol, (vii) any obligations of others secured by any Lien on Assets owned by AirPatrol, whether or not the obligations secured thereby have been assumed, (viii) any obligations of AirPatrol under interest rate or currency swap transactions (valued at the termination value thereof), (ix) any drawn letters of credit issued for the account of AirPatrol, (x) any obligations of AirPatrol to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or other Assets, (xi) any guaranties or arrangements having the economic effect of a guaranty by AirPatrol of any indebtedness of any other Person, (xii) any Unpaid Tax Obligations, and (xiii) any accrued interest or penalties on any of the foregoing; provided, however, that AirPatrol Indebtedness shall not include any Employee Transaction Related Expenses or AirPatrol Merger Expenses.

“AirPatrol Indemnification Provisions” shall have the meaning set forth in Section 9.3.

“AirPatrol Indemnified Parties” shall have the meaning set forth in Section 9.3.

“AirPatrol Intellectual Property” shall mean all Intellectual Property that is owned, used or held for use in the conduct of the business of AirPatrol or its Subsidiary, including the AirPatrol Registered Intellectual Property and Trade Secrets of AirPatrol and its Subsidiary.

“AirPatrol Interim Financial Statements” shall have the meaning set forth in Section 2.4.1.

“AirPatrol Merger Expenses” means Merger Expenses of AirPatrol, its Subsidiary, and Representative.  Any Merger Expenses that have not been set forth on the Consideration Certificate are collectively referred to as “Indemnifiable Merger Expenses.”

“AirPatrol Net Income” shall have the meaning set forth in Section 1.7.8.

“AirPatrol Option(s)” shall mean Options issued by AirPatrol.

“AirPatrol Preliminary Financial Statements” shall mean, collectively, the AirPatrol Interim Financial Statements not reviewed by the Acquiror’s Accountants, together with the AirPatrol Year-End Unaudited Financial Statements not audited by the Acquiror’s Accountants, furnished to the Acquiror in connection with the execution and delivery of this Agreement.

“AirPatrol Products” shall mean all versions and implementations of any product which has been or is being marketed by AirPatrol or is under substantial development as of the Effective Time of Merger I and the Closing pursuant to AirPatrol’s product roadmap.

“AirPatrol Registered Intellectual Property” shall mean all Intellectual Property owned by AirPatrol or its Subsidiary that is filed or registered with, or the subject of a pending application before any Governmental Body or Internet domain name registrar.

“AirPatrol Shareholders” shall have the meaning set forth in Section 1.7.

“AirPatrol Preferred Stock” shall have the meaning set forth in Section 2.3.1.

“AirPatrol Warrants” means Warrants issued by AirPatrol.

“AirPatrol Year-End Unaudited Financial Statements” shall have the meaning set forth in Section 2.4.1.

“Applicable Courts” shall have the meaning set forth in Section 11.1.

“Arbitration Notice” shall have the meaning set forth in Section 11.13.1.

“Articles of Merger I” shall have the meaning set forth in Section 1.2.

“Articles of Merger II” shall have the meaning set forth in Section 1.2.

“Asset” means a tangible, intangible or other asset, right or property used or held for use by a Party, including Real Property.

“Award Amount” shall have the meaning set forth in Section 7.11.6.

“Balance Sheet” shall have the meaning set forth in Section 2.4.1.

“Balance Sheet Date” shall have the meaning set forth in Section 2.4.1.

“benefit plans” or “benefit arrangements” shall have the meaning set forth in Section 2.11.2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in California.

“Books and Records” shall have the meaning set forth in Section 2.5.

“Cash Merger Consideration” shall have the meaning set forth in Section 1.7.1.

“Certificates” shall have the meaning set forth in Section 1.7.6(c).

“Claim Notice” shall have the meaning set forth in Section 7.10.1.

“Claimed Amount” shall have the meaning set forth in Section 7.10.1.

“Closing” and “Closing Date” shall have the meanings set forth in Section 1.2.

“Closing Documents” shall mean the documents to be delivered by the respective Parties at the Closing as described in Section 6.3.

“Closing Shares” shall have the meaning set forth in 1.7.4.

“Closing Spreadsheet” means a spreadsheet in form reasonably acceptable to Acquiror in form and content, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing and immediately prior to the Effective Time of Merger I, the following factual information: (i) the names of all the AirPatrol Shareholders (and name of the record holder if different) and their last known addresses, e-mail addresses and telephone numbers (to the extent available), and the total number of outstanding shares of common and Series A Preferred stock of AirPatrol on the date of Closing; (ii) the number and kind of shares of AirPatrol capital stock held by, or that are issuable upon the exercise of Options or Warrants of AirPatrol, in each case that are outstanding as of immediately prior to the Effective Time of Merger I held by, such Persons and, in the case of outstanding shares of AirPatrol capital stock, the respective certificate numbers (if any); (iii) the names, addresses, e-mail addresses, and telephone numbers of holders of Warrants who have exercised Warrants prior to the date of Closing (if any), together with the exercise price paid and total number of shares of AirPatrol Common Stock acquired by each exercising Warrant holder, (iv) the names and addresses of the holders of secured and unsecured bridge promissory notes set forth in Schedule 1.7.1 who have, as of the date of Closing, converted such holder’s promissory note(s) into AirPatrol Common Stock, the number of shares of AirPatrol Common Stock acquired by each holder, and the total principal and interest thereof converted by each, the names and addresses of the holders of secured and unsecured bridge promissory notes set forth in Schedule 1.7.1 who have not converted such holder’s promissory note(s), and the sum total of each promissory note that remains outstanding as of the date of Closing, (v) the quantity of the Series A Liquidation Preference Amount payable, and quantity of the Series A Stock Merger Consideration (if any issuable), to the holder of AirPatrol Preferred Stock pursuant to Section 1.7.2, (vi) the amount of Common Cash Merger Consideration (if any) payable to each holder of AirPatrol Common Stock pursuant to Section 1.7.3, (vii) the percentage and number of Holdback Shares to be contributed to the Escrow Account on behalf of each holder of AirPatrol Common Stock, and the total number of Holdback Shares, pursuant to Section 1.7.4 and Escrow Agreement, and (viii) the percentage and number of Closing Shares to which each AirPatrol Shareholder is entitled pursuant to Section 1.7.5.

“Code” means the Federal Internal Revenue Code of 1986, as amended (set forth in Recital E).

“Common Cash Merger Consideration” shall have the meaning set forth in Section 1.7.3.

“Confidential Information” shall mean all trade secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants. Information shall not be deemed “Confidential Information” if (i) such information becomes available to or known by the public generally through no fault of the Parties;  (ii) disclosure is required by law or the order of any governmental authority under color of law; or (iii) the disclosure of such information is required in connection with the defense of a lawsuit for which such Party is answerable (in which case, such information shall be Confidential Information for all purposes other than to the extent so required to be disclosed).

“Consideration Certificate” means a certificate executed by the Chief Executive Officer of AirPatrol, dated as of the Closing Date, attaching the final Closing Spreadsheet and final Projected Closing Balance Sheet and certifying as of such date: (i) Working Capital as of the Closing as reflected on the Projected Closing Balance Sheet, (ii) the aggregate amount of AirPatrol Indebtedness (other than Unpaid Tax Obligations) that is unpaid and outstanding as of the Closing as reflected on the Projected Closing Balance Sheet, (iii) the aggregate amount of the AirPatrol Merger Expenses (including an itemized list of each merger expense and the Person to whom such amount is owed as of the Effective Time of Merger I); (iv) the aggregate amount of the Employee Transaction Related Expenses, (v) the aggregate amount of the Employee Obligations, itemized by employee; (vi) the outstanding unpaid principal and accrued interest under the secured and unsecured bridge promissory notes of AirPatrol identified on Schedule 1.7.1, which includes the Secured Note, as of the date of Closing (after giving effect to the conversion pursuant to any conversion notices by the holders of such promissory notes), and (vii) the total amount payable to Persistent Systems, Inc. as of the date of Closing.  In addition, the Consideration Certificate shall include a statement of the aggregate amount of the Unpaid Tax Obligations of AirPatrol as of the date of Closing.

“Contemplated Transactions” shall mean the Transaction and the transactions contemplated under this Agreement and the documents or agreements required to be delivered hereunder.

“Contested Amount” shall have the meaning set forth in Section 7.11.1.

“Continuing Claim” shall have the meaning set forth in Section 7.11.8.

“Contract,” with respect to a Party, shall mean any written agreement, contract, obligation, promise, or undertaking that is legally binding on such Party and currently in effect.

“Convertible Notes” shall have the meaning set forth in Section 2.3.3.

“Damages” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys’ fees), charge, interest, costs (including reasonable costs of investigation) or reasonable related third party expenses but excluding any punitive, special, incidental, speculative, indirect, consequential, or exemplary damages, or any diminution of value, damages based on a multiplier or similar concept, loss of future revenue, income or profits, loss of business reputation or opportunity, or like losses, damages or claims.

“Disclosure Schedules” shall have the meaning set forth in the preamble to Article 2.

“Dispute” shall have the meaning set forth in Section 11.13.1.

“Dispute Period” shall have the meaning set forth in Section 7.11.1.

“Dissenters’ Rights Statutes” shall have the meaning set forth in Section 1.9.

“Dissenting Shares” shall have the meaning set forth in Section 1.9.

“Earnout Payment” shall have the meaning set forth in Section 1.7.8.

“Earnout Stock” shall have the meaning set forth in Section 1.7.8.

“Effective Time of Merger I” shall have the meaning set forth in Section 1.2.

“Effective Time of Merger II” shall have the meaning set forth in Section 1.2.

“Employee Obligation” means, collectively, any compensation earned by any current or former employee of AirPatrol or its Subsidiary for periods as of or prior to the Closing that is accrued and unpaid as of the Closing, together with any Taxes to be incurred by AirPatrol or its Subsidiary with respect to the payment thereof; provided, however, that Employee Obligation shall not include any Employee Transaction Related Expense or AirPatrol Merger Expense.

“Employee Transaction Related Expenses” means AirPatrol’s outstanding contractual obligations to make severance, retention, change of control and similar cash payments to its employees and directors solely as a result of the Transaction, including but not limited to payments due to certain AirPatrol key employees on the date of Closing under the Retention Plan.

“Employment Agreements” shall have the meaning set forth in Section 6.1.7.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, Lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, as referenced in Section 2.11.

“Escrow Account” shall have the meaning set forth in Section 1.7.4.

“Escrow Agent” shall have the meaning set forth in Section 1.7.6.

“Escrow Agreement” shall have the meaning set forth in Section 1.7.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 1.7.7(b).

“Fair Market Value”, with reference to Acquiror’s common stock as measured at times after the Closing Date, shall mean the 20-trading-day trailing average closing price of Acquiror Common Stock if traded on a national exchange, or the 20-trading-day trailing volume weighted average price per share of Acquiror’s Common Stock if quoted on the OTC Markets, in either case, for the 20 trading days ending on the date that is three trading days before the applicable date of delivery of such stock to Acquiror pursuant to Section 1.7.6 or Article 7 of this Agreement, as applicable..

“GAAP” means U.S. generally accepted accounting principles, as referenced in Section 1.7.6.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” shall mean any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Holdback Shares” shall have the meaning set forth in Section 1.7.4.

“Indemnified Party(ies)” shall have the meaning set forth in Section 7.4.

“Indemnifying Party(ies)” shall have the meaning set forth in Section 7.9.1.

“Information Statement” shall have the meaning set forth in Section 4.4.1.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) patents; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights (whether registered or unregistered); (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) trademarks, trade names, service marks, logos and other source identifiers; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge”, of a Person, shall mean actual awareness of a fact or other matter, or knowledge a prudent individual could be expected to discover or otherwise become aware of with respect to such fact or other matter in the course of conducting a reasonable inquiry of those persons who would reasonably be expected to have knowledge of the existence of such fact or other matter.  “Knowledge,” with respect to AirPatrol, shall refer to the Knowledge of the following persons: Cleve Adams, Bradley Rotter and Guy Levy-Yurista.

“Law” means, with respect to any Person, collectively, all foreign, international, multinational, federal, state, local or municipal laws, statutes, ordinances, regulations, rules, treaties, principles of common law, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business of such Person or the transactions contemplated by this Agreement, including the common law and arbitral awards.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” or “Liabilities” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” shall mean any adverse claim, mortgage, security interest, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference,

priority or other security agreement, attachment, right of first refusal or other claim or right, restriction on transfer or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” shall mean, with respect to either Party, any result, occurrence, fact, change, event or effect that has a materially adverse effect on (i) the business, assets (whether tangible or intangible), liabilities, capitalization, financial condition or results of operations  of such Party, (ii) such Party’s ability to consummate the Contemplated Transactions, or (iii) such Party’s ability to operate its business immediately after the Closing in the manner operated by such Party prior to the Closing; provided that a Material Adverse Effect will not exist as a result of (a) any effect to the extent attributable to the announcement, pendency or confirmation of the Contemplated Transactions (including any disruption in, or termination or modification of, customer, supplier, distributor, partner, reseller or similar relationships or any loss of employees); (b) any effect primarily attributable to conditions affecting the industry or industries in which the Party and/or its Subsidiaries participates or the economy of the United States or any other country as a whole; (c) any effect primarily attributable to conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country; (d) any effect, resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (e) general economic, market or political conditions, or acts of war, terrorism or sabotage, natural disasters, acts of God or comparable events; (f) changes in Law or GAAP; (g) any failure of AirPatrol to meet financial or other projections for any period ending after the date of this Agreement or (h) any actions taken (or omitted to be taken) at the request of the Acquiror or Merger Sub.

“Material Contracts” shall have the meaning set forth in Section 2.15.1.

“Merger Consideration” shall have the meaning as set forth in Section 1.7.

“Merger Expenses” means all out-of-pocket costs, fees and expenses of a party, any employee or shareholder of the party (including any fees and expenses of any of their respective agents, representatives (including the Representative acting in the Representative’s capacity as the Representative), brokers, finders, legal counsel, financial advisors, investment bankers and accountants) incurred by, paid by, or to be paid by the party in connection with the Transaction and this Agreement (and the related letter of intent) and the transactions contemplated by this Agreement.

“Merger I” shall have the meaning set forth in Recital B.

“Merger II” shall have the meaning set forth in Recital B.

“Merger Sub I” shall have the meaning set forth in the preamble.

“Merger Sub II” shall have the meaning set forth in the preamble.

“Merger Subs” shall have the meaning set forth in the preamble.

“Nevada Law” means Chapter 92A of the Nevada Revised Statutes.

“Non-Competition Agreement” shall have the meaning set forth in Section 6.1.7.

“Open Source Materials” shall have the meaning set forth in Section 2.19.4.

“Option” or “Options” shall mean any agreement between the issuer and one or more securityholders under which the securityholder has the right to purchase of capital stock of the issuer, whether or not issued under a plan of the issuer.

“Option Plans” shall have the meaning set forth in Section 1.8.3.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall describe any action taken by a Party if (a) such action is consistent with such Party’s past practices and is taken in the ordinary course of such Party’s normal day to day operations; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by such Party’s shareholders and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to such Party’s business.

“Organizational Documents” of any Party shall mean the articles or certificate of incorporation and the bylaws of such Party, together with any amendments thereto.

“Owned AirPatrol Intellectual Property” shall mean all AirPatrol Intellectual Property that is owned by AirPatrol or its Subsidiary.

“Parachute Payment Waiver” shall have the meaning set forth in Section 4.4.3.

“Party” or “Parties” shall have the meaning set forth in Recital E.

“Paying Agent” means the Escrow Agent as set forth in Section 1.7.7(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 1.7.7(b).

“PBGC” shall have the meaning set forth in Section 2.11.3.

“Person” shall mean any natural person, Entity or Governmental Body.

“Plan”, as defined in ERISA, shall have the meaning set forth and referenced in Section 2.11.3.

“Pre-Closing Tax Period” means all taxable periods or portions thereof ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period. The amount of Taxes attributable to the Pre-Closing Tax Period shall be determined based on (i) in the case of sales and income Taxes, an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of property and other Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Projected Closing Balance Sheet” means a good faith estimated balance sheet of AirPatrol as determined in accordance with GAAP applied in a manner consistent with the AirPatrol Closing Financial Statements, as of 11:59 pm on the Closing Date (which shall assume that the Closing has not yet occurred as of such time).

“Proprietary Rights Agreement” shall have the meaning set forth in Section 2.17.2.

“Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or used, together with any additions thereto or replacements thereof.

“Related Person” means (i) with respect to any Person other than AirPatrol, (a) any current or former officer, director, shareholder, employee or Affiliate of such Person, (b) any Person having a relationship with such Person or Affiliate by blood, marriage or adoption, (c) any Person (other than a tenant) sharing the household of such Person or any Person described in clause (a) or (b), and (d) any trust or other entity (other than AirPatrol) in which one of the Persons described in any of the foregoing clauses (a), (b) or (c) above holds a material voting, proprietary or beneficial interest; and (ii) with respect to AirPatrol, the Persons described in clause (i) above and each AirPatrol Shareholder.

“Release Date” shall have the meaning set forth in Section 9.2.5.

“Representative” or “Representatives” shall mean an officer, director, employee, agent, attorney, accountant, other professional advisor, or all or more than one of the above.

“Response” shall have the meaning set forth in Section 11.13.1.

“Response Notice” shall have the meaning set forth in Section 7.14.1.

“Retained Holdback Shares Amount” shall have the meaning set forth in Section 7.14.8.

“Rules” shall have the meaning set forth in Section 11.13.2.

“Secured Note” shall have the meaning set forth in Section 5.3.

“Series A Liquidation Preference Amount” shall have the meaning set forth in Section 1.7.2.

“Series A Stock Merger Consideration” shall have the meaning set forth in Section 1.7.2.

“Shareholder Approval” shall have the meaning set forth in Section 6.1.4.

“Representative” means Representative Services LLC.

“Shares” shall have the meaning set forth in Section 8.1.1.

“Shelf Registration” shall have the meaning set forth in Section 8.1.1.

“Shrink Wrap Code” means any generally commercially available software licensed on standard non-negotiated terms that is available for a cost of not more than $5,000 per license for a single user or work station, or $75,000 in the aggregate for all users and work stations.

“Significant Customers” shall have the meaning set forth in Section 2.22.

“Significant Suppliers” shall have the meaning set forth in Section 2.22.

“Special Accountants” shall have the meaning set forth in Section 1.7.8.

“Specified Representations” shall have the meaning set forth in Section 7.1.

“Stipulated Amount” shall have the meaning set forth in Section 7.11.4.

“Stock Merger Consideration” shall have the meaning set forth in Section 1.7.

“Straddle Period” shall mean any taxable period that includes but does not end on the Closing Date.

“Subsidiary” shall have the meaning set forth in Section 2.1.3.

“Surviving Corporation I” shall have the meaning set forth in Section 1.1.

“Surviving Corporation II” shall have the meaning set forth in Section 1.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all foreign, federal, state, provincial, territorial, local and other income, gross receipts, sales, use, ad valorem, value-added, goods and services, harmonized sales, capital, intangible, unitary, transfer, franchise, license, payroll employment, estimated, withholding, excise, environmental, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, levies, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and any related charges imposed by any taxing authority, including any Taxes with respect to which any individual, trust, corporation, partnership or any other entity is liable and as to which AirPatrol is liable either as a transferee thereof or pursuant to any applicable Laws.

“Tax Returns” means all foreign, federal, state, local and municipal Tax and information returns that a Party is required to file.

“Third Party Claim” shall have the meaning set forth in Section 7.2.

“Threatened” shall mean a claim, proceeding, dispute or  action will be deemed to have been “Threatened” if any demand or statement has been made in writing or any written notice has been given.

“Trade Secrets” shall mean all trade secrets, Confidential Information, and non-public know-how, including but not limited to customer lists, software, proprietary equipment, equipment designs, technical information, data, process technology, plans, drawings, and blue prints.

“Transaction” shall have the meaning set forth in Recital B.

“Transmittal Letter(s)” means, collectively, the letters of transmittal executed and delivered by the AirPatrol Shareholders pursuant to Section 1.7.7(c) hereof, in substantially the form of Exhibit C to this Agreement.

“Treasury Regulations” shall have the meaning set forth in Section 2.9.7(b).

“Unpaid Tax Obligations” means any accrued Taxes of AirPatrol (excluding Taxes to be incurred by AirPatrol with respect to the payment of any Employee Obligations) relating to Pre-Closing Tax Periods that remain unpaid as of the Closing.

“Warrant” or “Warrants” shall mean an agreement or Contract or grant of rights (other than Options) between an issuer and a third party, under which the third party holds a contractual right or rights to purchase an issuer’s equity securities.

“Working Capital” shall be defined as current assets less current liabilities as set forth in the Projected Closing Balance Sheet, as determined in accordance with GAAP applied in a manner consistent with the AirPatrol Closing Financial Statements, provided however, that the calculation of Working Capital shall exclude: (a) any effect on current assets or current liabilities that would otherwise result from any contract or arrangement between AirPatrol and Cooper Communications, (b) any effect relating to any deferred revenue arrangements, (c) any effect relating to amounts owed, discharge of indebtedness or payments made to Persistent Systems Limited, (d) any effect relating to accrued unpaid salary owed to current or former employees, and (e) any effect relating to principal and accrued interest under the secured and unsecured bridge promissory notes of AirPatrol identified on Schedule 1.7.1, including the Secured Note.